Exhibit 2.1

AGREEMENT AND PLAN OF MERGER

by and among

LEXMARK INTERNATIONAL TECHNOLOGY, S.A.,

ARIEL INVESTMENT COMPANY, LTD.,

LEXMARK INTERNATIONAL, INC.

and

KOFAX LIMITED

Dated as of March 24, 2015

i

ii

EXHIBITS

Exhibit A	Statutory Merger Agreement
Exhibit B	Voting Agreement
Exhibit C	Memorandum of Association of Surviving Company
Exhibit D	Bye-Laws of Surviving Company

DISCLOSURE LETTERS

Company Disclosure Letter
Parent Disclosure Letter

iii

AGREEMENT AND PLAN OF MERGER

AGREEMENT AND PLAN OF MERGER, dated as of March 24, 2015 (the “Agreement”), by and among Lexmark International Technology, S.A., a Switzerland joint stock company (“Parent”), Ariel Investment Company, Ltd., a Bermuda exempted company and a direct wholly-owned subsidiary of Parent (“Merger Sub”), Lexmark International, Inc., a Delaware corporation (“Public Parent”), and Kofax Limited, a Bermuda exempted company (the “Company”). Capitalized terms used but not defined elsewhere in this Agreement shall have the meanings set forth in Section 8.15.

RECITALS

WHEREAS, it is proposed that Merger Sub will be merged with and into the Company with the Company surviving such merger (the “Merger”), upon the terms and subject to the conditions of this Agreement and the statutory merger agreement in the form attached hereto as Exhibit A (the “Statutory Merger Agreement”), and in accordance with the Companies Act 1981 of Bermuda, as amended (the “Companies Act”);

WHEREAS, the board of directors of each of Parent, Merger Sub and the Company has unanimously (a) determined that the Merger is advisable and fair to, and in the best interests of, Parent, Merger Sub or the Company, as the case may be; and (b) approved and adopted this Agreement, the Statutory Merger Agreement and the Transactions, including the Merger;

WHEREAS, Parent, as sole shareholder of Merger Sub, has approved this Agreement, the Statutory Merger Agreement and the Transactions, including the Merger;

WHEREAS, the board of directors of the Company has unanimously resolved to recommend to its shareholders the approval and adoption of this Agreement and the Statutory Merger Agreement;

WHEREAS, as a condition to the willingness of Parent and Merger Sub to enter into this Agreement, certain shareholders of the Company have entered into a Voting Agreement, substantially in the form of Exhibit B hereto, dated as of the date hereof, with Parent (the “Voting Agreements”), pursuant to which each such shareholder has agreed, among other things, to vote all Common Shares of the Company owned by such person in favor of the approval of this Agreement and the transactions contemplated hereby, including the Merger, upon the terms and subject to the conditions set forth in such Voting Agreements; and

WHEREAS, Parent, Merger Sub and the Company desire to make certain representations, warranties and agreements in connection with the Merger and also to prescribe various conditions to the Merger.

NOW, THEREFORE, in consideration of the foregoing and the representations, warranties, covenants and agreements contained herein, and intending to be legally bound hereby, the Company, Parent and Merger Sub agree as follows:

ARTICLE I

THE MERGER

Section 1.1 The Merger. On the terms and subject to the conditions set forth in this Agreement and the Statutory Merger Agreement, Parent, Merger Sub and the Company will cause (a) the Statutory Merger Agreement to be executed and delivered on the Closing Date and (b) an application for registration of the Surviving Company (the “Merger Application”) to be prepared, executed and delivered to the Registrar of Companies in Bermuda (the “Registrar”) as provided under Section 108 of the Companies Act on the Closing Date and (c) the Merger to become effective under the Companies Act. The Merger shall become effective at the time and date shown on the certificate of merger issued by the Registrar (the “Certificate of Merger”). The parties agree that they will request the Registrar to provide in the Certificate of Merger that the effective time and date of the Merger will be 10:00 a.m., New York City time, on the Closing Date (the “Effective Time”).

Section 1.2 Closing. Subject to the terms and conditions of this Agreement, the closing of the Merger (the “Closing”) will take place at the offices of Dechert LLP, 1095 Avenue of the Americas, New York, New York, at 10:00 a.m., New York City time, on the date (the “Closing Date”) that is the second (2nd) Business Day after the day on which the last of those conditions (other than any conditions in Article VI that by their nature are to be satisfied at the Closing, but subject to the satisfaction or waiver of those conditions) is satisfied or waived in accordance with this Agreement or at such other place and time or on such other date as Parent and the Company may agree in writing.

Section 1.3 Effects of the Merger. As of the Effective Time, subject to the terms and conditions of this Agreement and the Statutory Merger Agreement, Merger Sub shall be merged with and into the Company, with the Company surviving such Merger (the “Surviving Company”). The parties acknowledge and agree that (a) the Merger shall be effected so as to constitute a “merger” as such term is understood under the Companies Act and (b) the Surviving Company shall be deemed to be a “surviving company” in accordance with Section 104H of the Companies Act. Pursuant to Section 109(2) of the Companies Act, from and after the Effective Time: (i) the Merger of the Company and Merger Sub and the vesting of their undertaking, property and liabilities in the Surviving Company shall become effective; (ii) the Surviving Company shall continue to be liable for the obligations and liabilities of each of the Company and Merger Sub; (iii) any existing cause of action, claim or liability to prosecution shall be unaffected; (iv) any civil, criminal or administrative action or proceeding pending by or against the Company or Merger Sub may be continued to be prosecuted by or against the Surviving Company; (v) a conviction against, or ruling, order or judgment in favor of or against, the Company or Merger Sub may be enforced by or against the Surviving Company; (vi) the Certificate of Merger shall be deemed to be the certificate of incorporation of the Surviving Company; (vii) the Registrar shall strike off the register Merger Sub; and (viii) the cessation of Merger Sub shall not be a winding-up within Part XIII of the Companies Act.

Section 1.4 Surviving Company Memorandum of Association and Bye-Laws. At the Effective Time, the memorandum of association and the bye-laws of the Surviving Company shall be the form of memorandum of association and the bye-laws which are attached hereto as Exhibit C and Exhibit D, respectively (as they may be amended or modified from time to time after the date hereof and prior to the Effective Time by the mutual written agreement of the parties).

Section 1.5 Directors. The parties to this Agreement shall take all requisite action so that the directors of Merger Sub immediately prior to the Effective Time shall be, from and after the Effective Time, the directors of the Surviving Company until their successors are duly elected and qualified or until their earlier death, resignation or removal in accordance with the bye-laws of the Surviving Company and applicable Laws.

Section 1.6 Officers. The officers of Merger Sub immediately prior to the Effective Time shall be, from and after the Effective Time, the officers of the Surviving Company until their successors are duly elected or appointed and qualified or until their earlier death, resignation or removal in accordance with the bye-laws of the Surviving Company and applicable Laws.

ARTICLE II

CONVERSION OF SHARES; EXCHANGE OF CERTIFICATES

Section 2.1 Effect on Share Capital. At the Effective Time, by virtue of the Merger and without any action on the part of the Company, Parent, Merger Sub or the holders of any securities of the Company or Merger Sub:

(a) Conversion of Common Shares. Except as otherwise provided in Section 2.1(b), each common share of the Company, par value $0.001 per share (each, a “Company Common Share”) issued and outstanding immediately prior to the Effective Time (other than Excluded Shares and Dissenting Shares) shall be converted into the right to receive $11.00 in cash, without interest (the “Merger Consideration”). Each Company Common Share to be converted into the right to receive the Merger Consideration as provided in this Section 2.1(a) shall be automatically canceled and shall cease to exist, and the holders of share certificates representing Company Common Shares (the “Certificates”) or book-entry shares (“Book-Entry Shares”) which immediately prior to the Effective Time represented such Company Common Shares shall cease to have any rights with respect to such Company Common Shares other than, (i) in the case of the Company Common Shares (other than Dissenting Shares and Excluded Shares), the right to receive, upon surrender of such Certificates or Book-Entry Shares in accordance with Section 2.2, the Merger Consideration and (ii) in the case of the Dissenting Shares, the right to receive the Appraised Fair Value to the extent that the Appraised Fair Value is greater than the Merger Consideration in accordance with (and subject to the terms of) Section 2.1(e).

(b) Treasury Shares; Parent and Merger Sub-Owned Shares. Notwithstanding anything in this Agreement to the contrary, each Company Common Share, held by the Company as treasury stock or owned by any of the Company’s wholly owned Subsidiaries or owned by Parent, Merger Sub or any other wholly owned Subsidiary of Parent immediately prior to the Effective Time (collectively, the “Excluded Shares”) shall be canceled automatically and shall cease to exist, and no consideration shall be delivered in respect of the Excluded Shares.

(c) Conversion of Merger Sub Share Capital. Each common share, par value $1.00 per share, of Merger Sub issued and outstanding immediately prior to the Effective Time shall be converted into and become one validly issued, fully paid and nonassessable common share, par value $1.00 per share, of the Surviving Company.

(d) Adjustments. Without limiting the other provisions of this Agreement, if at any time during the period between the date of this Agreement and the Effective Time, any change in the number of outstanding Company Common Shares shall occur as a result of a reclassification, recapitalization, share split (including a reverse share split), or combination, exchange or readjustment of shares, or any share dividend or share distribution (including any dividend or distribution of securities convertible into Company Common Shares) with a record date during such period, the Merger Consideration shall be equitably adjusted to reflect such change and such adjustment shall provide the Company’s shareholders the same economic effect as contemplated by this Agreement prior to such action.

(e) Dissenters’ Rights. At the Effective Time, all Dissenting Shares shall be canceled and, unless otherwise required by any applicable Law or Order, converted into the right to receive the Merger Consideration as described in Section 2.1(a), and any holder of Dissenting Shares shall, in the event that the fair value of a Dissenting Share as appraised by the Supreme Court of Bermuda, under Section 106(6) of the Companies Act (the “Appraised Fair Value”) is greater than the Merger Consideration, be entitled to receive such difference from the Company by payment made within thirty (30) days after such Appraised Fair Value is finally determined pursuant to such appraisal procedure. In the event that a holder fails to perfect, effectively withdraws or otherwise waives any right to appraisal (each, an “Appraisal Withdrawal”), such holder’s Company Common Shares shall be canceled and converted as of the Effective Time into the right to receive the Merger Consideration for each such Company Common Share. The Company shall give Parent (i) prompt notice of any written demands for appraisal or payment of the fair value of any Company Common Shares, Appraisal Withdrawals and any other instruments served pursuant to the Companies Act and received by the Company relating to shareholders’ rights of appraisal and (ii) the opportunity to direct all negotiations and proceedings with respect to demands for appraisal under the Companies Act and the Company shall not voluntarily, without the prior written consent of Parent, make any payment with respect to, settle or offer to settle, any such demands. In no event shall the exercise by one or more Dissenting Holders of demands for appraisal pursuant to the Companies Act give rise to a right to terminate this Agreement.

Section 2.2 Exchange of Certificates.

(a) Exchange Fund. At least one (1) Business Day prior to the Effective Time, Parent shall deposit, or shall cause to be deposited, with a U.S. bank or trust company that shall be appointed by Parent (and reasonably satisfactory to the Company) to act as a paying agent hereunder (the “Paying Agent”), in trust for the benefit of holders of Company Common Shares, cash in U.S. dollars sufficient to pay the aggregate Merger Consideration in exchange for all of the Company Common Shares issued and outstanding immediately prior to the Effective Time, payable upon due surrender of Certificates or Book-Entry Shares pursuant to the provisions of this Article II (such cash in the aggregate being hereinafter referred to as the “Exchange Fund”). In the event the Exchange Fund shall be insufficient to make the payments contemplated by this Agreement, Parent shall, or shall cause Merger Sub or the Surviving Company to, promptly deposit additional funds with the Paying Agent in an amount sufficient to make such payments. The Exchange Fund shall not be used for any purpose that is not expressly provided for in this Agreement. The Exchange Fund shall be invested by the Paying Agent as reasonably directed by Parent; provided, however, that (i) any investment of such cash shall in all events be limited to direct short-term obligations of, or short-term obligations fully guaranteed as to principal and interest by, the U.S. government, in commercial paper rated A-1 or P-1 or better by Moody’s Investors Service, Inc. or Standard & Poor’s Corporation, respectively, or in deposit accounts, certificates of deposit, bank repurchase agreements or banker’s acceptances of commercial banks with capital exceeding $10 billion (based on the most recent financial statements of such bank that are then publicly available), and (ii) no such investment or loss thereon shall affect the amounts payable to the former holders of Company Common Shares pursuant to this Article II.

(b) Payment Procedures.

(i) As promptly as practicable following the Effective Time and in any event not later than the third (3rd) Business Day thereafter, the Surviving Company shall cause the Paying Agent to mail (and to make available for collection by hand) to each holder of record of a Certificate or Book-Entry Share that immediately prior to the Effective Time represented outstanding Company Common Shares (i) a letter of transmittal, which shall specify that delivery shall be effected, and risk of loss and title to the Certificates or Book-Entry Shares, as applicable, shall pass, only upon proper delivery of the Certificates (or affidavits of loss together with any required bond or indemnity in lieu thereof) or Book-Entry Shares to the Paying Agent and which shall be in the form and have such other provisions as Parent and the Company may reasonably specify and (ii) instructions for use in effecting the surrender of the Certificates or Book-Entry Shares in exchange for the Merger Consideration into which the number of Company Common Shares previously represented by such Certificate or Book-Entry Share shall have been converted pursuant to this Agreement. Parent shall require the paying agent agreement to provide that the Paying Agent deliver such letter of transmittal and instructions not later than three (3) Business Days after the Effective Time. Upon surrender of Certificates (or effective affidavits of loss together with any required bond or indemnity in lieu thereof) to the Paying Agent, including by the entry through a book-entry transfer agent of the surrender of any Company Common Shares held in book entry on a book-entry statement, together with such letter of transmittal, duly completed and validly executed in accordance with the instructions thereto, and such other documents as may customarily and reasonably be required by the Paying Agent, the holder of such Certificates (or effective affidavits of loss together with any required bond or indemnity in lieu thereof) or Book-Entry Shares shall be entitled to receive from the Exchange Fund in exchange therefor an amount in cash equal to the product of (A) the number of Company Common Shares represented by such holder’s properly surrendered Certificates (or effective affidavits of loss in lieu thereof) or Book-Entry Shares and (B) the Merger Consideration (less any applicable withholding Taxes). No interest will be paid or accrued on any amount payable upon due surrender of Certificates (or effective affidavits of loss together with any required bond or indemnity in lieu thereof) or Book-Entry Shares. In the event of a transfer of ownership of Company Common Shares that is not registered in the transfer records of the Company, payment upon due surrender of the Certificate may be paid to such a transferee if the Certificate formerly representing such Company Common Shares is presented to the Paying Agent, accompanied by all documents required to evidence and effect such transfer and to evidence that any applicable share transfer and other applicable Taxes have been paid or are not applicable. The Merger Consideration, paid in full (less any applicable withholding Taxes) with respect to any Company Common Share in accordance with the terms hereof, shall be deemed to have been paid in full satisfaction of all rights pertaining to such Company Common Share.

(ii) The Paying Agent, the Company and its Subsidiaries, Parent and Merger Sub, as applicable, shall be entitled to deduct and withhold from any amounts otherwise payable under this Agreement such amounts as are required to be withheld or deducted under the Internal Revenue Code of 1986 (the “Code”), and the regulations promulgated thereunder, or any provision of state, local or foreign Tax Law with respect to the making of such payment. To the extent that amounts are so deducted or withheld, such deducted or withheld amounts (A) shall be remitted by the applicable entity to the appropriate Governmental Entity and (B) shall be treated for all purposes of this Agreement as having been paid to the Person in respect of which such deduction or withholding was made. The parties hereto agree to cooperate in good faith in requesting and providing any information or documentation allowing for the reduction or elimination of any such deduction and withholding.

(c) Closing of Transfer Books. At the Effective Time, the share transfer books of the Company shall be closed, and there shall be no further registration of transfers on the share transfer books of the Surviving Company of the Company Common Shares that were outstanding immediately prior to the Effective Time. If, after the Effective Time, Certificates or Book-Entry Shares are presented to the Surviving Company or Parent for transfer, the holder of any such Certificates or Book-Entry Shares shall be given a copy of the letter of transmittal referred to in Section 2.2(b) and instructed to comply with the instructions in that letter of transmittal in order to receive the cash to which such holder is entitled pursuant to this Article II.

(d) Termination of Exchange Fund. Any portion of the Exchange Fund (including the proceeds of any investments thereof) that remains undistributed to the former holders of Company Common Shares on the first (1st) anniversary of the Closing Date shall be delivered to the Surviving Company upon its demand, and any former holders of Company Common Shares who have not surrendered their Certificates (or effective affidavits of loss in lieu thereof) in accordance with this Section 2.2 shall thereafter look only to the Surviving Company for payment of their claim for the Merger Consideration upon due surrender of their Certificates (or effective affidavits of loss in lieu thereof), in each case subject to applicable abandoned property, escheat or similar Law.

(e) No Liability. Anything herein to the contrary notwithstanding, none of the Company, Parent, Merger Sub, the Surviving Company, the Paying Agent or any other Person shall be liable to any former holder of Company Common Shares for any amount properly delivered to a public official pursuant to any applicable abandoned property, escheat or similar Law, and any such amounts will be treated for all purposes under this Agreement as having been paid to the former holder of such Company Common Shares.

(f) Lost, Stolen or Destroyed Certificates. In the case of any Certificate that has been lost, stolen or destroyed, upon the making of an affidavit of that fact by the Person claiming such Certificate to be lost, stolen or destroyed and, if required by the Paying Agent or the Surviving Company, the posting by such Person of a bond in reasonable and customary amount as indemnity against any claim that may be made against it with respect to such Certificate, the Paying Agent will issue in exchange for such lost, stolen or destroyed Certificate a check in the amount of the number of Company Common Shares formerly represented by such lost, stolen or destroyed Certificate multiplied by the Merger Consideration (without interest and less any applicable withholding Taxes).

Section 2.3 Treatment of Company Options and LTIP Awards; ESPP.

(a) At the Effective Time, each Company Option outstanding immediately prior to the Effective Time shall, in connection with the Merger, automatically be assumed by Public Parent, together with the Company Stock Plans, and be converted into an option to purchase shares of Public Parent Common Stock (each, a “Converted Option”). Each Converted Option so assumed by Public Parent under this Agreement shall continue to have, and be subject to, the same terms and conditions as were applicable to such Converted Option immediately prior to the Effective Time (including any vesting provisions), provided that (A) such Converted Option shall be exercisable for that number of whole shares of common stock, par value $0.01 per share, of Public Parent (the “Public Parent Common Stock”) equal to the product (rounded down to the nearest whole number) of (x) the number of shares of Company Common Shares that were issuable upon exercise of such Converted Option immediately prior to the Effective Time, and (y) a fraction, the numerator of which is the Merger Consideration and the denominator of which is the closing price of Public Parent Common Stock on the New York Stock Exchange on the day immediately preceding the Effective Time (the “Award Exchange Ratio”), and (B) the per share exercise price for the shares of Public Parent Common Stock issuable upon exercise of such Converted Option shall equal the quotient (rounded up to the nearest whole cent) of (i) the exercise price per Company Common Share applicable to such Converted Option immediately prior to the Effective Time and (ii) the Award Exchange Ratio. The exercise price and the number of shares of Public Parent Common Stock purchasable pursuant to the Converted Options shall be determined in a manner consistent with the requirements of Section 409A of the Code and the applicable regulations promulgated thereunder; provided, that in the case of any Converted Option to which Section 422 of the Code applies, the exercise price and the number of shares of Public Parent Common Stock purchasable pursuant to such option shall be determined in accordance with the foregoing, subject to such adjustments as are necessary in order to satisfy the requirements of Section 424(a) of the Code. For purposes of determining the exercise price of any Company Option that is not denominated in U.S. Dollars (and rounded up to the nearest whole cent), such exercise price shall be converted into U.S. Dollars using the exchange rate as in effect on the business date immediately preceding the Effective Time (and rounded up to the nearest whole cent).

(b) At the Effective Time, each Company LTIP Award outstanding immediately prior to the Effective Time, shall be converted into that number of time-vesting restricted share units of Public Parent Common Stock (each a “Converted LTIP Award”) equal to the product of (i) such Company LTIP Award’s Company Common Share Number and (ii) the Award Exchange Ratio. Any Converted LTIP Awards issued pursuant to this Section shall be subject to the same terms and conditions (including, without limitation, time-based vesting schedule) as applied to the related Company LTIP Award, provided that any performance vesting condition shall be waived. Accordingly, Converted LTIP Awards shall vest based solely on continued employment or service. The “Company Common Share Number” with respect to a Company LTIP Award shall be (w) with respect to Company LTIP Awards that are vested as of the Effective Time, the actual number of Company Common Shares earned in respect of performance, (x) with respect to Company LTIP Awards for which the performance period has ended on or prior to December 30, 2014 but which are not vested as of the Effective Time, the actual number of Company Common Shares earned in respect of performance, (y) with respect to Company LTIP Awards for which the performance period ended after December 30, 2014 but prior to the Effective Time, the number of Company Common Shares that will be earned based on the target level of performance, and (z) with respect to Company LTIP Awards for which the performance period has not ended as of the Effective Time, the number of Company Common Shares that would be earned based on the target level of performance. The Remuneration Committee of the Board of Directors shall take any action reserved for it under the Company Stock Plans to further the transactions contemplated by this Section 2.3(b).

(c) The Company shall use commercially reasonable efforts to provide that any award of Company Options or Company LTIP Awards which are exercised or become issuable due to expiration of the service vesting periods after the date of this Agreement through the Closing Date are fulfilled from those shares of the Company held within the Kofax Employee Share Trust. Furthermore, in the event there are no remaining shares of the Company in the Kofax Employee Share Trust, the Company and/or the Remuneration Committee of the Board of Directors shall initiate the necessary actions to terminate the Kofax Employee Share Trust.

(d) The Company shall take all actions necessary to ensure that (i) no offering period under the ESPP shall be commenced on or after the date of this Agreement and (ii) no new participants may join the offering period in effect under the ESPP as of the date of this Agreement. In the event that the offering period under the ESPP in effect as of the date of this Agreement has not ended on the date immediately preceding the Effective Time, then the ESPP and such offering period shall be terminated as of the day immediately preceding the Effective

Time, and all participant contributions then in the ESPP shall be used to purchase Company Common Shares on such date in accordance with the terms of the ESPP as if such date was the last day of such offering period. As of the Effective Time, all Company Common Shares purchased under the ESPP shall be treated identically to all other Company Common Shares with respect to the payment of the Merger Consideration as set forth in Section 2.1(a), and the Company shall cause the ESPP to terminate.

ARTICLE III

REPRESENTATIONS AND WARRANTIES OF THE COMPANY

The Company represents and warrants to Parent and Merger Sub as set forth in this Article III; provided that such representations and warranties by the Company are qualified in their entirety by reference to the disclosure (i) in the Company SEC Documents filed on or furnished to the SEC prior to the date of this Agreement that are specifically referenced in this Article III (without giving effect to any amendment or supplement to any such Company SEC Documents filed or furnished on or after the date of this Agreement) or (ii) set forth in the disclosure schedule delivered by the Company to Parent immediately prior to the execution of this Agreement (the “Company Disclosure Letter”). Each disclosure set forth in the Company Disclosure Letter or such referenced Company SEC Documents shall qualify or modify each of the representations and warranties set forth in this Article III to the extent the applicability of the disclosure to such representation and warranty is reasonably apparent from the text of the disclosure made and, notwithstanding anything in this Agreement to the contrary, the inclusion of an item in the Company Disclosure Letter as an exception to a representation or warranty will not be deemed an admission that such item represents a material exception or material fact, event or circumstance (or that such item has had, or could have, a Company Material Adverse Effect).

Section 3.1 Organization and Qualification; Subsidiaries.

(a) The Company is an exempted company duly incorporated and validly existing under the Laws of Bermuda. The Company has all requisite corporate or similar power and authority to own, lease and operate its properties and assets and to carry on its business as presently conducted and is qualified to do business and is in good standing (where applicable as a legal concept) as a foreign corporation or other relevant legal entity in each jurisdiction where the ownership, leasing or operation of its assets or properties or conduct of its business requires such qualification, except where any such failure to be so qualified or in good standing would not, individually or in the aggregate, reasonably be expected to result in a Company Material Adverse Effect. Each of the Company’s Subsidiaries is a legal entity duly organized, validly existing and in good standing (where applicable as a legal concept) under the Laws of the jurisdiction of its organization and has all requisite corporate or similar power and authority to own, lease and operate its properties and assets and to carry on its business as presently conducted and is qualified to do business and is in good standing (where applicable as a legal concept) as a foreign corporation or other relevant legal entity in each jurisdiction where the ownership, leasing or operation of its assets or properties or conduct of its business requires such qualification, except where any failure to be so organized, existing, in good standing or qualified, or to have such power or authority would not, individually or in the aggregate, reasonably be expected to result in a Company Material Adverse Effect.

(b) Section 3.1(b) of the Company Disclosure Letter sets forth a true and complete list of each Subsidiary of the Company as of the date hereof, each such Subsidiary’s jurisdiction of incorporation, organization or formation and its authorized, issued and outstanding shares or units of equity interests (including limited liability company interests), if any, that are not owned by the Company or a Subsidiary.

(c) The Company has made available to Parent accurate and complete copies of (i) the memorandum of association and bye-laws, including all amendments thereof, through the date hereof, of the Company and (ii) the minutes and other records of the meetings and other proceedings (including any actions taken by written consent without a meeting) of the Shareholders of the Company, the Company Board of Directors and all committees.

Section 3.2 Capital Stock.

(a) The authorized share capital of the Company consists of US$250,000,000 Company Common Shares. As of March 23, 2015, there were (i) 92,206,595 Company Common Shares issued and outstanding, (ii) 4,872,971 Company Common Shares subject to outstanding Company Options, (iii) 4,958,277 Company Common Shares subject to issuance under Company LTIP Awards (based on the number of Company Common Shares issuable at target with respect to Company LTIP Awards that are not vested as of such date and based on the actual number of Company Common Shares earned in respect of Company LTIP Awards that are vested as of such date) and (iv) 3,646,718 Company Common Shares held by the Kofax Employee Share Trust. All outstanding Company Common Shares are duly authorized, validly issued, fully paid and non-assessable, and are not subject to and were not issued in violation of any pre-emptive or similar right, purchase option, call or right of first refusal or similar right. No Subsidiary of the Company owns any shares of capital stock of the Company.

(b) Except as set forth in subsection (a) above, the Company does not have any shares of its capital stock issued or outstanding other than Company Common Shares that shall have been issued after March 23, 2015, and which were reserved for issuance as of such date as set forth in subsection (a) above.

(c) Except as set forth in subsection (a) above, there are no outstanding subscriptions, options, warrants, calls, rights, profits interests, stock appreciation rights, phantom stock, convertible securities or other similar rights, agreements, arrangements, undertakings or commitments of any kind to which the Company or any of the Company’s Subsidiaries is a party or by which any of them is bound obligating the Company or any of the Company’s Subsidiaries to (i) issue, transfer or sell any shares of capital stock or other equity interests of the Company or any Subsidiary of the Company or securities convertible into or exchangeable for such shares or equity interests, (ii) grant, extend or enter into any such subscriptions, options, warrants, calls, rights, profits interests, stock appreciation rights, phantom stock, convertible securities or other similar rights, agreements, arrangements, undertakings or commitments or (iii) redeem, repurchase or otherwise acquire any such shares of capital stock or other equity interests.

(d) Except for awards to acquire Company Common Shares under any equity incentive plan of the Company and its Subsidiaries, neither the Company nor any of its Subsidiaries has outstanding bonds, debentures, notes or other obligations, the holders of which have the right to vote (or which are convertible into or exercisable for securities having the right to vote) with the shareholders of the Company on any matter.

(e) There are no voting agreements, voting trusts, shareholders agreements, proxies or other agreements or understandings to which the Company is a party with respect to the voting of the capital stock or other equity interest of, restricting the transfer of, or providing for registration rights with respect to, the Company.

Section 3.3 Corporate Authority and Approval.

(a) The Company has all necessary corporate power and authority to execute and deliver this Agreement and the Statutory Merger Agreement and subject to obtaining the Requisite Company Vote to consummate the Merger. The execution and delivery of this Agreement by the Company and the consummation by the Company of the Merger have been duly and validly authorized by all necessary corporate action, subject to the adoption of the Agreement and the Statutory Merger Agreement by the Company’s shareholders if required by applicable Law. The board of directors of the Company (the “Company Board”), at meetings duly called and held, adopted resolutions (i) approving and declaring advisable this Agreement, the Statutory Merger Agreement and the Merger, (ii) declaring that it is in the best interests of the shareholders of the Company that the Company enter into this Agreement, the Statutory Merger Agreement and consummate the Merger on the terms and subject to the conditions set forth in this Agreement, (iii) directing that the adoption of this Agreement and the Statutory Merger Agreement be submitted as promptly as practicable to a vote at a meeting of the shareholders of the Company and (iv) recommending that the shareholders of the Company adopt this Agreement, the Statutory Merger Agreement which resolutions have not been rescinded, modified or withdrawn in any way. Except as provided in this Section 3.3(a), no other corporate proceedings on the part of the Company are necessary to authorize the execution and delivery of this Agreement or to consummate the Merger (other than the filing of the Certificate of Merger with the Registrar).

(b) This Agreement has been duly and validly executed and delivered by the Company and, assuming the due authorization, execution and delivery by Parent and Merger Sub, this Agreement constitutes a legal, valid and binding obligation of the Company, enforceable against the Company in accordance with its terms (except as such enforceability may be limited by bankruptcy, insolvency, fraudulent transfer, reorganization, moratorium and other similar laws of general applicability relating to or affecting creditor’s rights, and to general equitable principles).

Section 3.4 No Conflict; Consents and Approvals.

(a) The execution, delivery and performance by the Company of this Agreement and the consummation by the Company of the Transactions do not and will not require any consent, approval, authorization or permit of, action by, filing with or notification to any Governmental Entity, other than (i) the filing with the Registrar of the Certificate of Merger as required by the Companies Act, (ii) the filing of the pre-merger notification report under the Hart-Scott-Rodino Antitrust Improvements Act of 1976 (the “HSR Act”), and any foreign antitrust filings that the Company and Parent determine are required to be filed (and any actions or nonactions, waivers, consents, clearances or approvals by a Governmental Entity, or expirations or terminations of waiting periods, required in connection with the foregoing), (iii) the filing with the SEC of any filings and reports that may be required in connection with this Agreement and the Merger under the Exchange Act, (iv) compliance with the rules and regulations of NASDAQ, (v) compliance with any applicable foreign or state securities or blue sky laws, and (vi) the other consents and/or notices set forth on Section 3.4(a) of the Company Disclosure Letter (collectively, clauses (i) through (vi), the “Company Approvals”), and other than any consent, approval, authorization, permit, action, filing or notification the failure of which to make or obtain would not be material to the Company and its Subsidiaries, take as a whole.

(b) None of the execution and delivery of this Agreement by the Company, the consummation by the Company of the Transactions, or the compliance by the Company or any of its Subsidiaries with any of the provisions of this Agreement will (i) conflict with, or breach any provision of, the organizational or governing documents of the Company or any of its Subsidiaries, (ii) violate any Law binding upon or applicable to the Company or any of its Subsidiaries or any of their respective properties or assets, or (iii) result in any material violation of, or material default (with or without notice, lapse of time, or both) under, or give rise to a right of termination, cancellation or acceleration of any obligation or to the loss of a benefit under any Company Material Contract.

Section 3.5 Reports and Financial Statements.

(a) The Company is, and until July 1, 2015, will be eligible to file and furnish with the SEC forms, documents and reports required to be filed or furnished by a foreign private issuer as defined in Section 240.3b-4 of the Exchange Act and the rules and regulations promulgated thereunder. The Company has filed or furnished all forms, documents and reports required to be filed or furnished prior to the date hereof by it with United Kingdom securities administrators or the SEC, as applicable, on a timely basis since December 6, 2013 (together with any documents so filed or furnished during such period on a voluntary basis, in each case as may have been amended since their filing, the “Company SEC Documents”). Each of the Company SEC Documents complied as to form in all material respects with the applicable requirements of the UK Securities Laws, the Securities Act and the Exchange Act, as the case may be, and the applicable rules and regulations promulgated thereunder. As of the date filed or furnished with the UK securities administrators or the SEC, none of the Company SEC Documents contained any untrue statement of a material fact or omitted to state any material fact required to be stated therein or necessary to make the statements therein, in light of the circumstances under which they were made, not misleading.

(b) The consolidated financial statements (including all related notes and schedules) of the Company for the fiscal year ended June 30, 2014 fairly present in all material respects the consolidated financial position of the Company and its consolidated Subsidiaries, as at such date, and the consolidated results of operations and consolidated cash flows for such period and were prepared in conformity with IFRS applied on a consistent basis during the periods referred to therein (except as may be indicated therein or in the notes thereto).

(c) The consolidated financial statements of the Company for the six months ended December 31, 2014, fairly present in all material respects the consolidated financial position of the Company and its consolidated Subsidiaries, as at such date, and the consolidated results of operations and consolidated cash flows for such period and were prepared in conformity with GAAP applied on a consistent basis during the periods referred to therein (except as may be indicated therein or in the notes thereto), subject to normal year-end audit adjustments.

Section 3.6 Internal Controls and Procedures. The Company has designed and maintained disclosure controls and procedures and internal controls over financial reporting (as such terms are defined in paragraphs (e) and (f), respectively, of Rule 13a-15 under the Exchange Act) as required by Rule 13a-15 under the Exchange Act. The Company’s disclosure controls and procedures are reasonably designed to ensure that all material information required to be disclosed by the Company in the reports that it files or submits under the Exchange Act is recorded, processed, summarized and reported within the time periods specified in the rules and forms of the SEC, and that all such material information is accumulated and communicated to the Company’s principal executive officer and principal financial officer by others in the Company or its Subsidiaries to allow timely decisions regarding required disclosure and to make the certifications required pursuant to Sections 302 and 906 of the Sarbanes-Oxley Act.

Section 3.7 No Undisclosed Liabilities. Except (a) as disclosed, reflected or reserved against in the audited consolidated balance sheet of the Company and its Subsidiaries as of June 30, 2014 (or the notes thereto), (b) for liabilities and obligations incurred under or in accordance with this Agreement or in connection with the transactions contemplated herein, (c) for liabilities and obligations incurred in the ordinary course of business since the date of such balance sheet, and (d) for liabilities or obligations that have been discharged or paid in full, neither the Company nor any Subsidiary of the Company has any liabilities or obligations of any nature, whether or not accrued, contingent or otherwise, that would be required by GAAP to be reflected on a consolidated balance sheet (or the notes thereto) of the Company and its Subsidiaries, other than those which would not reasonably be expected to result in, individually or in the aggregate, a Company Material Adverse Effect.

Section 3.8 Absence of Certain Changes or Events. Since June 30, 2014 through the date hereof, (i) the Company has conducted its business in all material respects in the ordinary course, except in connection with this Agreement and the transactions contemplated herein, and (ii) there has not occurred any Company Material Adverse Effect.

Section 3.9 Compliance with Law; Permits.

(a) The Company and its Subsidiaries are, and since July 1, 2013 have been, in all material respects, in compliance with all Laws affecting the Company’s business and no Governmental Entity has issued any written notice or notification stating that the Company or any of its Subsidiaries is not in compliance with any Law.

(b) The Company and its Subsidiaries are in possession of all franchises, grants, authorizations, licenses, permits, easements, variances, exceptions, consents, certificates, registrations, approvals and orders of any Governmental Entity (the “Company Permits”) necessary for the Company and its Subsidiaries to own, lease and operate their properties and assets and to carry on their businesses as they are now being conducted, except where the failure to have any of the Company Permits would not, individually or in the aggregate, reasonably be expected to result in a Company Material Adverse Effect. All Company Permits are in full force and effect, no default (with or without notice, lapse of time, or both) has occurred under any such Company Permit, and none of the Company or its Subsidiaries has received any written notice from any Governmental Entity threatening to suspend, revoke, withdraw or modify any such Company Permit, in each case, except as would not, individually or in the aggregate, reasonably be expected to result in a Company Material Adverse Effect.

Section 3.10 Environmental Matters.

(a) Except as would not, individually or in the aggregate, reasonably be expected to result in a Company Material Adverse Effect, (i) the Company and its Subsidiaries are in compliance with all applicable Environmental Laws, (ii) since July 1, 2013, neither the Company nor any of its Subsidiaries has received any written notices or demand letters from any federal, state, local or foreign Governmental Entity alleging that the Company or any of its Subsidiaries is in violation of any Environmental Law, (iii) there are no actions, suits or proceedings pending or, to the Knowledge of the Company, threatened against the Company or any of its Subsidiaries arising under Environmental Law, and (iv) to the Knowledge of the Company, there has been no release of any Hazardous Substance in material violation of or giving rise to material liability of the Company or any of its Subsidiaries under any applicable Environmental Law on or from any properties owned or leased by the Company or any of its Subsidiaries as a result of any activity of the Company or any of its Subsidiaries.

(b) As used herein, “Environmental Law” means any Law regulating (i) the protection of the environment, or (ii) the use, storage, treatment, generation, transportation, handling, release or disposal of Hazardous Substances.

(c) As used herein, “Hazardous Substance” means any substance listed, defined, designated or classified as of the date hereof as hazardous or toxic under any Environmental Law, including petroleum or any derivative or byproduct thereof, asbestos, and polychlorinated biphenyls.

(d) The generality of any other representations and warranties in this Agreement notwithstanding, this Section 3.10 and, with respect to environmental matters, Section 3.9(b), shall be deemed to contain the only representations and warranties in this Agreement with respect to Environmental Law, Hazardous Substances and any other environmental matter.

Section 3.11 Employee Benefit Plans.

(a) Section 3.11(a) of the Company Disclosure Letter lists all material Company Benefit Plans. “Company Benefit Plans” means all written employee or director compensation and/or benefit plans, programs, agreements or other arrangements, including any employee welfare plan within the meaning of Section 3(1) of the Employee Retirement Income Security Act of 1974 (“ERISA”), any employee pension benefit plan within the meaning of Section 3(2) of ERISA (whether or not such plan is subject to ERISA), and any bonus, incentive, equity or equity related, deferred compensation, vacation, stock purchase, stock option, severance, change of control or fringe benefit plan, program or agreement (other than any “multiemployer plan” within the meaning of Section 4001(a)(3) of ERISA (a “Multiemployer Plan”)), in each case that are sponsored, maintained or contributed to by the Company or any of its Subsidiaries for the benefit of current or former employees, directors or individual consultants of the Company or its Subsidiaries.

(b) The Company has made available to Parent true and complete copies of each material Company Benefit Plan.

(c) Except as would not, individually or in the aggregate, reasonably be expected to result in a Company Material Adverse Effect: (i) each Company Benefit Plan has been maintained and administered in compliance with its terms and with applicable Law, including ERISA and the Code to the extent applicable thereto; (ii) each of the Company Benefit Plans intended to be “qualified” within the meaning of Section 401(a) of the Code has received a favorable determination letter from the Internal Revenue Service or is entitled to rely upon a favorable opinion issued by the Internal Revenue Service; (iii) no Company Benefit Plan is subject to Title IV of ERISA; (iv) no Company Benefit Plan provides medical or other welfare benefits with respect to current or former employees or directors of the Company or its Subsidiaries, or any spouse or dependent of any such person, beyond their retirement or other termination of service, other than coverage mandated by applicable Law; (v) neither the Company nor any Subsidiary thereof contributes to, or has any liability with respect to, a Multiemployer Plan; (vi) there are no pending or, to the Knowledge of the Company, threatened claims (other than claims for benefits in the ordinary course of business) by, on behalf of or against any of the Company Benefit Plans; and (vii) there are no audits or proceedings pending or, to the Knowledge of the Company, threatened, by the United States Internal Revenue Service, the United States Department of Labor or other Governmental Entity with respect to any Company Benefit Plan.

(d) Except as provided in this Agreement or as required by applicable Law, neither the execution and delivery of this Agreement nor the consummation of the transactions contemplated by this Agreement will (i) entitle any current or former employee, officer or director of the Company or any of its Subsidiaries to severance pay or (ii) accelerate the time of payment or vesting, or increase the amount of benefits or compensation due to any such employee, officer or director.

(e) The generality of any other representations and warranties in this Agreement notwithstanding, this Section 3.11 shall be deemed to contain the only representations and warranties in this Agreement with respect to employee benefit matters.

Section 3.12 Investigations; Litigation. To the Knowledge of Company, there is no material investigation or review pending or threatened by any Governmental Entity with respect to the Company or any of the Company’s Subsidiaries. There are no material actions, suits, claims, inquiries, investigations or proceedings pending (or, to the Knowledge of the Company threatened) against or affecting the Company or any of the Company’s Subsidiaries, or any of their respective properties at law or in equity before, and there are no orders, judgments or decrees of, or before, any Governmental Entity.

Section 3.13 Information Supplied. Subject to the accuracy of the representations and warranties of Parent and Merger Sub set forth in Section 4.5, none of the information supplied or to be supplied by or on behalf of the Company specifically for inclusion or incorporation by reference in the circular (the “Company Circular”) relating to the special meeting of the shareholders of the Company to be held to consider and vote upon the approval and adoption of this Agreement, the Statutory Merger Agreement and the Merger (the “Company Shareholders Meeting”), on the date the Company Circular is first sent or mailed to shareholders of the Company or at the time of the Company Shareholders Meeting, will contain any untrue statement of a material fact or omit to state a material fact necessary in order to make the statements therein, in light of the circumstances under which they are made, not misleading or will omit to state any material fact with respect to the Company or any of its Affiliates that is necessary to correct any statement in any earlier communication with respect to the solicitation of proxies for the Company Shareholders Meeting which has become false or misleading.

Section 3.14 Tax Matters.

(a) Except as would not, individually or in the aggregate, reasonably be expected to result in a Company Material Adverse Effect, (i) the Company and each of its Subsidiaries have prepared and timely filed (taking into account any extension of time within which to file) all Tax Returns required to be filed by any of them and all such filed Tax Returns are true, complete and correct; (ii) the Company and each of its Subsidiaries have paid all Taxes shown to be due on such Tax Returns, except, in the case of clauses (i) and (ii), with respect to matters contested in good faith and for which adequate reserves have been established in accordance with GAAP; (iii) as of the date of this Agreement, there are not pending or, to the Knowledge of the Company, threatened in writing, any audits, examinations, investigations or other proceedings in respect of Taxes of the Company or any of its Subsidiaries; (iv) there are no liens for Taxes upon any property of the Company or any of its Subsidiaries, except for Permitted Liens; (v) neither the Company nor any of its Subsidiaries has received or applied for a Tax ruling from the U.S. Internal Revenue Service or entered into a “closing agreement” pursuant to Section 7121 of the Code (or any predecessor provision or any comparable provision of state, local or foreign Law) that will affect the Company or any of its Subsidiaries after the Closing; and (vi) neither the Company nor any of its Subsidiaries is a party to any currently effective waiver or other agreement extending the statute of limitation or period of assessment or collection of Taxes; (vii) no claim has ever been made by any Governmental Entity in a jurisdiction where the Company or any of its Subsidiaries does not file a Tax Return that it is or may be subject to taxation by that jurisdiction; (viii) neither the Company nor any of its Subsidiaries is a party to or bound by any Tax sharing agreement, Tax indemnity obligation or similar Contract or practice with any third party with respect to Taxes (including any advance pricing agreement, closing agreement or other Contract relating to Taxes with any Governmental Entity); (ix) neither the Company not any its Subsidiaries is or has been a member of an affiliated group within the meaning of Section 1504(a) of the Code (or any similar consolidated or unitary group defined under a similar provision of foreign, state or local Law), and neither the Company nor any of its Subsidiaries has any Liability for Taxes of any other Person under Section 1.1502-6 of the Treasury Regulations (or any similar provision of foreign, state or local Law), as a transferee or successor, by Contract or otherwise; (x) neither the Company nor any of its Subsidiaries is treated as an “expatriated entity” as that term is defined in section 7874 of the Code; (xi) neither the Company nor any of its Subsidiaries has participated in a “listed transaction” within the meaning of Treasury Regulation § 1.6011-4(b).

(b) As used in this Agreement, (i) “Taxes” means any and all federal, state, county, local or foreign taxes of any kind (together with any and all interest, penalties, additions to tax and additional amounts imposed with respect thereto) imposed by any Governmental Entity, including but not limited to income, franchise, windfall or other profits, gross receipts, property, sales, use, capital stock, payroll, employment, unemployment, social security, workers’ compensation, net worth, excise, withholding, ad valorem, value added, alternative minimum, production, stamp, capital duty, documentary, filing and recordation taxes, and (ii) “Tax Return” means any return, report or similar filing (including the attached schedules) required to be filed with respect to Taxes, including any information return, claim for refund, amended return or declaration of estimated Taxes.

(c) This Section 3.14 and Section 3.11 shall be deemed to contain the only representations and warranties in this Agreement with respect to Tax matters.

Section 3.15 Labor Matters.

(a) Except for such matters that would not, individually or in the aggregate, reasonably be expected to result in a Company Material Adverse Effect, (i) as of the date hereof, (A) there are no strikes or lockouts with respect to any employees of the Company or any of its Subsidiaries, (B) to the Knowledge of the Company there is no union organizing effort pending or threatened against the Company or any of its Subsidiaries, (C) there is no unfair labor practice, labor dispute (other than routine individual grievances) or labor arbitration proceeding pending or, to the Knowledge of the Company, threatened against the Company or any of its Significant Subsidiaries, and (D) there is no slowdown, or work stoppage in effect or, to the Knowledge of the Company, threatened with respect to employees of the Company or any of its Subsidiaries, and (ii) the Company and its Significant Subsidiaries are in compliance with all applicable Laws respecting (A) employment and employment practices, (B) terms and conditions of employment, and (C) unfair labor practices.

(b) The generality of any other representations and warranties in this Agreement notwithstanding, this Section 3.15 shall be deemed to contain the only representations and warranties in this Agreement with respect to employee and labor matters.

Section 3.16 Intellectual Property.

(a) Section 3.16(a) of the Company Disclosure Letter lists, as of the date of this Agreement, all registrations and applications to register by the Company or any of its Subsidiaries of any of the following with or by any Governmental Entity in any jurisdiction in the world, (i) patents, (ii) trademarks, trade names and service marks, (iii) copyrights, and (iv) domain names, in each case of (i) - (iv), that are material to the business of the Company and its Subsidiaries, taken as a whole. The Company has taken or will take prior to the Closing Date steps reasonable necessary to cause all necessary registration, maintenance and renewals fees due for payment no later than the Closing Date in connection with the Intellectual Property disclosed in Section 3.16(a) of the Company Disclose Letter to be paid in a timely manner.

(b) Except as set forth on Section 3.16(b) of the Disclosure Schedule, the Company is the exclusive owner of the material Company Intellectual Property, free and clear of all Liens (other than Permitted Liens). Except as would not reasonably be expected to result in, individually or in the aggregate, a Company Material Adverse Effect, neither the Company nor any of its Subsidiaries has infringed, misappropriated or violated in any material respect any Intellectual Property of any third party in the two (2) years prior to the date of this Agreement and as of the date of this Agreement, none of the Company or its Subsidiaries has any pending action, suit, inquiry, investigation or proceeding against any third party on the basis that such third party is infringing, misappropriating or violating any Company Intellectual Property.

(c) Except as would not be material to the Company and its Subsidiaries taken as a whole, there are no actions, suits or claims or administrative proceedings or investigations pending or, to the Knowledge of the Company, threatened, against the Company or any of its Subsidiaries, that (i) challenge or question the validity of, or the Company’s ownership or right to use, the material Company Intellectual Property, or (ii) assert infringement, misappropriation or violation by the Company or any of its Subsidiaries of any Intellectual Property owned by a third party.

(d) Except as would not, individually or in the aggregate, reasonably be expected to result in a Company Material Adverse Effect, the Company and its Subsidiaries have taken commercially reasonable steps to maintain and protect the confidentiality of trade secrets owned by them and used in the conduct of the business.

(e) All ownership rights of inventors, authors and other persons who materially contributed to the development of any material Company Intellectual Property or Software owned and used in the conduct of the business has been assigned or is subject to an obligation to assign to the Company or its Subsidiaries; no university, college, or other educational institution or Government Entity owns any such Intellectual Property or Software; and neither the Company nor any of its Subsidiaries has made any commitment, promises or declarations to any standards-setting body that would obligate the Company or its Subsidiaries to grant licenses to any such Intellectual Property or Software to a third party.

(f) No Person who has licensed Intellectual Property or Software to the Company or any of its Subsidiaries has ownership rights or license rights to improvements or other amendments made by the Company or any of its Subsidiaries in such Intellectual Property or Software that is subsequently incorporated in any Company Products, other than with respect to such improvements or other amendments (i) that are owned by or jointly with the Person who licensed the underlying Intellectual Property or Software to which the Company or one of its

Subsidiaries has a valid license that is co-extensive with the license to the underlying Intellectual Property or Software or (ii) that are owned by the Company or any of its Subsidiaries to which the Person who licensed the underlying Intellectual Property or Software has a non-exclusive license solely to such improvements or other amendments.

(g) The Company and its Subsidiaries have not used any Open Source Materials contained in any Company Products or otherwise used in the development of any Company Products in a manner that results in the grant of or requires the Company to grant a free license to or disclose the source code in Company Products (“Company Source Code”). No Company Source Code has been escrowed with a third party except pursuant to agreements entered in the ordinary course of business in which the Company Source Code shall be released upon the event of insolvency, material breach or other similar event.

(h) To the Knowledge of the Company, the current versions of each of the commercially released Company Products as delivered by the Company and its Subsidiaries do not contain any Malicious Code and substantially perform the functions described in all applicable published specifications or end user documentation, free of defects, bugs or programming errors that materially and adversely affect the functionality of each Company Product taken as a whole. Section 3.16(h) of the Company Disclosure Letter set forth an accurate and complete list of all such Company Products, including title and most current version and release number.

(i) The Company and its Subsidiaries have taken commercially reasonable steps to (i) protect the confidentiality, integrity and security of its IT Assets and the information stored or contained therein or transmitted thereby from any unauthorized use, access, interruption or modification by third parties and (ii) prevent the introduction of Malicious Code into Software used in the businesses of the Company and its Subsidiaries, including firewall protections and regular virus scans. To the Knowledge of the Company, in the two (2) years prior to this Agreement, no Person has gained unauthorized access to any of the Company’s or its Subsidiaries’ IT Assets, except as would not, individually or in the aggregate, reasonably be expected to result in a Company Material Adverse Effect.

(j) Neither the Company nor any of its Subsidiaries has disclosed or delivered to any Person, or permitted the disclosure or delivery to any escrow agent or other Person of, any Company Source Code. To the Company’s Knowledge, neither the current operation of the businesses of the Company and its Subsidiaries nor the Transactions, including the Merger, results or will result in any requirement that the Company or any of its Subsidiaries publish, disclose, deposit in escrow, license or otherwise make available the source code for its Software.

(k) The generality of any other representations and warranties in this Agreement notwithstanding, this Section 3.16 shall be deemed to contain the only representations and warranties in this Agreement with respect to intellectual property matters.

Section 3.17 Real Property. Except as would not, individually or in the aggregate, reasonably be expected to result in a Company Material Adverse Effect, the Company and its Subsidiaries have (a) good and valid fee simple title to all of their respective material owned real property and (b) valid leasehold interests in all of their respective material leased real property, in each case free and clear of all Liens except for Permitted Liens.

Section 3.18 Company Material Contracts.

(a) As used herein, “Company Material Contracts” shall mean

(i) all “material contracts” described in Item 601(b)(10) of Regulation S-K (other than this Agreement) to which the Company or its Subsidiaries is a party or may be bound as of the date hereof and that are required to be filed with the SEC;

(ii) each Contract that involves performance of services or delivery of goods, products or developmental, consulting or other services commitments by the Company or any of its Subsidiaries, and that either (A) provided for payments by the Company of $500,000 or more or (B) provides for aggregate payments to the Company of $500,000 or more, other than Contracts terminable by the Company or one of its Subsidiaries on no more than 90 days’ notice or in connection with an annual renewal without liability or financial obligation to the Company or any of its Subsidiaries;

(iii) each Contract that contains any provisions restricting the Company or any of its Affiliates or their successors from (A) competing or engaging in any activity or line of business or with any Person or in any area or pursuant to which any benefit or right is required to be given or lost as a result of so competing or engaging or which, pursuant to its terms, could have such effect after the Effective Date solely as a result of the consummation of the transactions contemplated hereby or (B) hiring or soliciting for hire the employees or contractors of any third party (other than non-hire and non-solicitation provisions contained in confidentiality agreements), except in the case of each of clauses (A) and (B) for such restrictions that are not material to the Company and its Subsidiaries, taken as a whole;

(iv) each Contract that (A) grants any exclusive rights to any third party, including any exclusive license or supply or distribution agreement or other exclusive rights or which, pursuant to its terms, could have such effect after the Effective Date solely as a result of the consummation of the transactions contemplated hereby, (B) grants any rights of first refusal or rights of first negotiation with respect to any product, service or Company Intellectual Property, (C) contains any provision that requires the purchase of all or any portion of the Company’s or any of its Subsidiaries’ requirements from any third party or (D) grants “most favored nation” rights, except in the case of each of clauses (A), (B), (C) and (D) for such rights and provisions that are not material to the Company and its Subsidiaries, taken as a whole;

(v) each Contract relating to indebtedness for borrowed money or the deferred purchase price of property (in either case, whether incurred, assumed, guaranteed or secured by any asset), except any such agreement (A) with an aggregate outstanding principal amount not exceeding $250,000 or (B) between or among any of the Company and its Subsidiaries;

(vi) each Contract under which the Company or any of its Subsidiaries has any obligations (including indemnification obligations) which have not been satisfied or performed (other than confidentiality obligations) relating to the acquisition or disposition of all or any portion of any business (whether by merger, sale of shares, sale of assets or otherwise) for consideration in excess of $500,000, except for acquisitions or dispositions of inventory, properties and other assets in the ordinary course of business;

(vii) each Contract with the ten largest suppliers to the Company and its Subsidiaries (determined on the basis of aggregate purchases) or the ten largest customers of the Company and its Subsidiaries (determined on the basis of aggregate revenues) (other than purchase orders, price sheets or similar documentation); and

(viii) each Contract providing for any earn-out or similar deferred payment based on performance criteria payable by the Company or any of its Subsidiaries (other than to another Subsidiary) that has, as of the date hereof, any continuing obligations on the part of the Company or any of its Subsidiaries.

(b) Each Company Material Contract is valid and binding on the Company or one of its Subsidiaries party thereto, and, to the Knowledge of the Company, each other party thereto, and is in full force and effect, except to the extent such Company Material Contract has previously expired in accordance with its terms or as would not, individually or in the aggregate, reasonably be expected to result in a Company Material Adverse Effect. Neither the Company nor any of its Subsidiaries, or, to the Knowledge of the Company, the other parties thereto, is in violation of, or default under, any provision of any Company Material Contract, and to the Knowledge of the Company, no party to any Company Material Contract has committed or failed to perform any act under and no event has occurred which, with or without notice, lapse of time or both, would reasonably be expected to result in a default under the provisions of such Company Material Contract, except in each case for such violations, defaults, acts, events or failures as would not, individually or in the aggregate, reasonably be expected to result in a Company Material Adverse Effect.

Section 3.19 Opinion of Financial Advisors. The Company Board has received the opinion of its financial advisor, Lazard Frères & Co. LLC (“Lazard”), to the effect that, as of the date of such opinion and subject to the qualifications, assumptions and limitations set forth therein, from a financial point of view, the Merger Consideration to be received by the holders of Company Common Shares pursuant to this Agreement (other than holders of Excluded Shares and Dissenting Shares) is fair to such holders of Company Common Shares.

Section 3.20 Finders or Brokers; Fees. No broker, finder, underwriter or investment banker other than Lazard is entitled to any brokerage, finder’s or other fee or commission in connection with the Merger based upon arrangements made by or on behalf of the Company.

Section 3.21 Vote Required. In the case of the Company, the Requisite Company Vote is the only vote of the holders of any class or series of the share capital of the Company or any of its Subsidiaries necessary (under the Company Organizational Documents, the Companies Act, other applicable Laws or otherwise) to approve and adopt this Agreement, the Statutory Merger Agreement and the Merger.

Section 3.22 Takeover Laws. No “fair price,” “moratorium,” “control share acquisition,” “interested shareholder” or other anti-takeover statute or regulation (collectively, “Takeover Statutes”) applies to the Company with respect to this Agreement, the Statutory Merger Agreement or the Merger by reason of it being a party to this Agreement and the Statutory Merger Agreement, performing its obligations hereunder and thereunder and consummating the Merger.

Section 3.23 Insurance. The Company and its Subsidiaries maintain all material insurance policies in such amounts, with such deductibles and against such risks and losses as are commercially reasonable for the assets of the Company and its Subsidiaries and the conduct of their businesses. Except as would not, individually or in the aggregate, reasonably be expected to result in a Company Material

Adverse Effect, such insurance policies are in full force and effect, all premiums due and payable thereon have been paid, and neither the Company nor any of its Subsidiaries has received, as of the date hereof, written notice of any pending or threatened cancellation with respect thereto. The Company and each of its Subsidiaries is in compliance with all conditions contained in such insurance policies, except where the failure to so comply would not, individually or in the aggregate, reasonably be expected to result in a Company Material Adverse Effect.

Section 3.24 Certain Business Practices.

(a) Neither the Company nor any of its Subsidiaries, nor any of its or their directors, officers or employees, nor, to the Company’s Knowledge, any agents, independent contractors and other parties acting on behalf of the Company or any of its Subsidiaries or Affiliates, has violated any material provision of the Foreign Corrupt Practices Act of 1977, as amended, the U.K. Bribery Act of 2010 or any other similar Law in any jurisdiction applicable to the Company or any of its Subsidiaries (collectively, the “Anti-Corruption Laws”).

(b) To the Knowledge of the Company, there is no investigation of, written allegation by, or request for information from the Company or any of its Subsidiaries by any Governmental Entity regarding the Anti-Corruption Laws that would reasonably be expected to result in any material fine, penalty or enforcement action by such Governmental Entity.

(c) To the Knowledge of the Company, neither the Company nor any of its Subsidiaries, nor any current or former directors, officers, employees, agents, independent contractors or other parties acting on behalf of the Company or any of its Subsidiaries or Affiliates, has materially violated or operated in material noncompliance with any export restrictions, anti-boycott regulations, embargo regulations or other similar applicable Laws of any Governmental Entity.

Section 3.25 No Other Representations or Warranties. Except for the representations and warranties contained in this Article III, neither the Company nor any other Person makes any other express or implied representation or warranty on behalf of the Company or any of its Affiliates.

ARTICLE IV

REPRESENTATIONS AND WARRANTIES OF PARENT AND MERGER SUB

Parent and Merger Sub represent and warrant to the Company, jointly and severally, as set forth in this Article IV; provided that such representations and warranties by Parent and Merger Sub are qualified in their entirety by reference to the disclosure set forth in the disclosure letter delivered by Parent and Merger Sub to the Company immediately prior to the execution of this Agreement (the “Parent Disclosure Letter”). Each disclosure set forth in the Parent Disclosure Letter shall qualify or modify each of the representations and warranties set forth in this Article IV to the extent the applicability of the disclosure to such representation and warranty is reasonably apparent from the text of the disclosure made.

Section 4.1 Organization and Qualification. Each of Parent and Merger Sub is a legal entity duly organized, validly existing and in good standing (where applicable as a legal concept) under the Laws of its respective jurisdiction of incorporation and has all requisite power and authority to own, lease and operate its properties and assets and to carry on its business as presently conducted and is qualified to do business and is in good standing (where applicable as a legal concept) as a foreign company in each jurisdiction where the ownership, leasing or operation of its assets or properties or conduct of its business requires such qualification, except where the failure to be so qualified or in good standing, or to have such power or authority, would not or would not reasonably be expected to, individually or in the aggregate, impair, prevent or delay the ability of each of Parent and Merger Sub to perform its obligations under this Agreement. Parent has made available to the Company prior to the date of this Agreement a true, complete and correct copy of the certificate of incorporation and bylaws or other equivalent organizational documents of each of Parent and Merger Sub, each as amended through the date hereof.

Section 4.2 Corporate Authority and Approval. Each of Parent and Merger Sub has all necessary corporate power and authority to execute and deliver this Agreement, to perform its obligations hereunder and to consummate the Transactions. The execution and delivery of this Agreement by Parent and Merger Sub and the consummation by Parent and Merger Sub of the Merger have been duly and validly authorized by all necessary corporate action of Parent and Merger Sub (other than the adoption of this Agreement by Parent as sole shareholder of Merger Sub (which shall occur immediately after the execution and delivery of this Agreement)), and no other corporate proceedings on the part of Parent or Merger Sub are necessary to authorize the execution and delivery of this Agreement or to consummate the Transactions (other than, with respect to the Merger, the adoption of this Agreement by Parent as sole shareholder of Merger Sub (which shall occur immediately after the execution and delivery of this Agreement), and the filing of the Certificate of Merger with the Registrar). This Agreement has been duly and validly executed and delivered by Parent and Merger Sub and, assuming the due authorization, execution and delivery by the Company, this Agreement constitutes a legal, valid and binding obligation of Parent and Merger Sub, enforceable against Parent and Merger Sub in accordance with its terms (except as such enforceability may be limited by bankruptcy, insolvency, fraudulent transfer, reorganization, moratorium and other similar laws of general applicability relating to or affecting creditor’s rights, and to general equitable principles).

Section 4.3 No Conflict; Required Filings and Consents.

(a) The execution, delivery and performance by Parent and Merger Sub of this Agreement and the consummation by Parent and Merger Sub of the Transactions will not require any consent, approval, authorization or permit of, action by, filing with or notification to any Governmental Entity, other than (i) the filing of the Certificate of Merger, (ii) the filing of the pre-merger notification report under the HSR Act and any foreign antitrust filings as the Company and Parent determine are required to be filed (and any actions or nonactions, waivers, consents, clearances or approvals by a Governmental Entity, or expirations or terminations of waiting periods, required in connection with the foregoing), (iii) compliance with the applicable requirements of the Exchange Act, (iv) compliance with any applicable foreign or state securities or blue sky laws, and (v) the other consents and/or notices set forth on Section 4.3(a) of the Parent Disclosure Letter (collectively, clauses (i) through (v), the “Parent Approvals”), and other than any consent, approval, authorization, permit, action, filing or notification the failure of which to make or obtain would not, individually or in the aggregate, impair, prevent or delay the ability of Parent or Merger Sub to perform its obligations under this Agreement.

(b) The execution and delivery of this Agreement by Parent and Merger Sub, the consummation by Parent and Merger Sub of the Transactions or compliance by Parent or Merger Sub with any of the provisions of this Agreement will not (i) conflict with, or breach any provision of, the organizational or governing documents of Parent or any of its Subsidiaries, (ii) violate any Law binding upon or applicable to Parent or any of its Subsidiaries or any of their respective properties or assets, or (iii) result in any violation of, or default (with or without notice, lapse of time, or both) under, or give rise to a right of termination, cancellation or acceleration of any obligation or to the loss of a benefit under any loan, guarantee of indebtedness or credit agreement, note, bond, mortgage, indenture, lease, agreement, contract, instrument, permit, concession, franchise, right or license binding upon

Parent or any of its Subsidiaries or result in the creation of any Lien (other than Permitted Liens) upon any of the properties or assets of Parent or any of its Subsidiaries, other than, in the case of clauses (ii) and (iii), any such violation, conflict, default, termination, cancellation, acceleration, right, loss or Lien that would not, individually or in the aggregate, impair, prevent or delay the ability of Parent or Merger Sub to perform its obligations under this Agreement.

Section 4.4 Investigations; Litigation. There is no investigation or review pending (or, to the Knowledge of Parent, threatened) by any Governmental Entity with respect to Parent or any of its Subsidiaries which would, individually or in the aggregate, impair, prevent or delay the ability of Parent or Merger Sub to perform its obligations under this Agreement, and there are no actions, suits, claims, inquiries, investigations or proceedings pending (or, to Parent’s Knowledge, threatened) against or affecting Parent or its Subsidiaries, or any of their respective properties at law or in equity before, and there are no orders, judgments or decrees of, or before, any Governmental Entity, in each case which would, individually or in the aggregate, impair, prevent or delay the ability of Parent or Merger Sub to perform its obligations under this Agreement.

Section 4.5 Information Supplied. Subject to the accuracy of the representations and warranties of the Company set forth in Section 3.13, none of the information supplied or to be supplied by or on behalf of Parent and Merger Sub specifically for inclusion or incorporation by reference in the Company Circular shall, on the date the Company Circular is first sent or mailed to shareholders of the Company or at the time of the Company Shareholders Meeting, contain any untrue statement of a material fact or omit to state a material fact necessary in order to make the statements therein, in light of the circumstances under which they are made, not misleading or will omit to state any material fact with respect to Parent or any of its Affiliates that is necessary to correct any statement in any earlier communication with respect to the solicitation of proxies for the Company Shareholders Meeting which has become false or misleading.

Section 4.6 Funds.

(a) As of the date of this Agreement, Parent has sufficient cash, available lines of credit or other sources of immediately available funds and/or committed financing to enable Merger Sub to pay the aggregate Merger Consideration and to perform its obligations with respect to the transactions contemplated by this Agreement.

(b) Parent will have and will cause Merger Sub to have at the Closing, the available cash on hand and/or financing in an aggregate amount sufficient to enable Merger Sub to consummate the Merger, including payment in cash of the aggregate Merger Consideration on the Closing Date and for Parent and Merger Sub to satisfy all of their obligations under this Agreement, including to pay all related Expenses. Parent acknowledges that its obligations under this Agreement are not contingent or conditioned in any manner on obtaining any financing.

Section 4.7 Capitalization of Merger Sub. As of the date hereof, the authorized capital stock of Merger Sub consists of 100 common shares. All of the issued and outstanding capital stock of Merger Sub is, and at the Effective Time will be, owned directly by Parent. Merger Sub has outstanding no option, warrant, right, or any other agreement pursuant to which any Person other than Parent may, directly or indirectly, acquire any equity security of Merger Sub. Merger Sub has been formed solely for the purpose of the Merger Agreement and has not conducted any business prior to the date hereof and has, and prior to the Effective Time will have, no assets, liabilities or obligations of any nature other than those incident to its formation and pursuant to this Agreement and the Transactions.

Section 4.8 Certain Arrangements. Except as contemplated by this Agreement, specifically including the Voting Agreements, neither Parent nor any of its affiliates has entered into any contract, arrangement or understanding (in each case, whether oral or written), or authorized, committed or agreed to enter into any contract, arrangement or understanding (in each case, whether oral or written), pursuant to which any shareholder of the Company would be entitled to receive consideration of a different amount or nature than the Merger Consideration or pursuant to which any shareholder of the Company (a) agrees to vote to adopt this Agreement or the Merger or (b) agrees to vote against, or not to tender its Company Common Shares in, any Superior Proposal.

Section 4.9 Ownership of Common Shares. As of the date hereof, none of Parent, Merger Sub or any of their respective Subsidiaries or Affiliates beneficially owns (as such term is defined in Rule 13d-3 under the Exchange Act), directly or indirectly (including pursuant to a derivatives Contract), any Company Common Shares or other securities convertible into, exchangeable for or exercisable for Company Common Shares or any securities of any Subsidiary of the Company and none of Parent, its Subsidiaries or Affiliates has any rights to acquire, directly or indirectly, any Company Common Shares except pursuant to this Agreement or agreements to which the Company is a party.

Section 4.10 No Vote of Parent Stockholders. No vote of the stockholders of Parent is required by any applicable Law or the organizational documents of Parent in connection with the consummation of the Merger.

Section 4.11 Finders or Brokers. No broker, finder or investment banker other than Goldman Sachs & Co. is entitled to any brokerage, finder’s or other fee or commission in connection with the Merger and any of the other Transactions based upon arrangements made by or on behalf of Parent.

Section 4.12 Investigation; No Other Representations and Warranties. Parent and Merger Sub each acknowledge and agree that, except for the representations and warranties expressly set forth in Article III (subject to the qualifications set forth therein and the expiration thereof at the Effective Time) (i) the Company does not make, and has not made, any representations or warranties relating to itself or its Subsidiaries or their respective businesses or otherwise in connection with the Transactions and Parent and Merger Sub are not relying on any representation or warranty except for those expressly set forth in this Agreement and (ii) any estimates, projections, predictions, data, financial information, memoranda, presentations or any other materials or information provided or addressed to Parent, Merger Sub or any of their representatives, oral or written, are not and shall not be deemed to be or include representations or warranties unless any such materials or information is the subject of any express representation or warranty set forth in Article III of this Agreement (subject to the qualifications set forth therein and the expiration thereof at the Effective Time).

ARTICLE V

COVENANTS AND AGREEMENTS

Section 5.1 Conduct of Business by the Company and Parent.

(a) From and after the date hereof and prior to the earlier of the Effective Time or the date, if any, on which this Agreement is earlier terminated pursuant to Article VII and except (i) as may be required by applicable Law, (ii) as may be consented to in writing by Parent (such consent not to be unreasonably withheld, conditioned or delayed and shall be deemed to have been given if Parent does not object in writing within three (3) Business Days after a written request for such approval is delivered to Parent by the Company), (iii) as may be contemplated, required or permitted by this Agreement, or (iv) as set forth in Section 5.1(a) of the Company Disclosure Letter, the Company shall, and shall cause each of its Subsidiaries to, use its commercially reasonable efforts to conduct the Company’s business in the ordinary course consistent with past practice and preserve in all material respects its business organization and maintain in all material respects existing relations and goodwill with Governmental Entities, customers, suppliers, creditors, lessors, officers and employees.

(b) Subject to the exceptions contained in clauses (i) through (iv) of Section 5.1(a), between the date hereof and the earlier of the Effective Time and the Termination Date, without the prior written consent of Parent (which consent shall not be unreasonably withheld, conditioned or delayed and shall be deemed to have been given if Parent does not object in writing within three (3) Business Days after a written request for such approval is delivered to Parent by the Company), the Company shall not, and shall not permit any of its Subsidiaries to (it being understood and hereby agreed that if any action is expressly permitted by any of the following subsections, such action shall be expressly permitted under Section 5.1(a)):

(i) amend its memorandum of association, bye-laws or other applicable governing instruments;

(ii) split, combine, consolidate, subdivide or reclassify any shares of capital stock of the Company;

(iii) issue, sell, pledge, grant, transfer, encumber or otherwise dispose of any shares of capital stock or other equity interests of the Company or any of its Subsidiaries, or securities convertible into or exchangeable for, or options, warrants, calls, commitments or rights of any kind to acquire, any shares of capital stock of the Company or any of its Subsidiaries (other than (A) the issuance of Company Common Shares upon the exercise of Company Options outstanding as of the date of this Agreement, (B) in satisfaction of obligations pursuant to contracts or Company Benefit Plans existing as of the date hereof, (C) issuances or grants under the ESPP with respect to the offering period in effect on the date of this Agreement, (D) by a wholly-owned Subsidiary of the Company to the Company or another wholly-owned Subsidiary of the Company or (E) pursuant to net settlements or exercises of outstanding Company Options or Company LTIP Awards in satisfaction of the exercise price and/or tax withholding relating to such award);

(iv) declare, set aside or pay any dividend or other distribution payable in cash, stock or property (or any combination thereof) with respect to the Company’s capital stock (except (A) dividends or other distributions paid by any direct or indirect wholly-owned Subsidiary to the Company or to any other direct or indirect wholly-owned Subsidiary and (B) dividend equivalent rights prescribed pursuant to the terms of the Company Benefit Plans outstanding as of the date hereof);

(v) make any acquisition (whether by merger, consolidation, or acquisition of stock or assets) of any interest in any Person or any division or assets thereof outside of the ordinary course of business with a value or purchase price in the aggregate in excess of $5,000,000 in any transaction or series of related transactions, other than acquisitions pursuant to contracts in effect as of the date of this Agreement, which are listed on Section 5.1(b)(v) of the Company Disclosure Letter;

(vi) other than in the ordinary course of business, make any loans, advances or capital contributions to or investments in any Person (other than the Company or any direct or indirect wholly-owned Subsidiary of the Company) in excess of $5,000,000 in the aggregate, other than loans, advances, capital contributions or investments pursuant to contracts in effect as of the date of this Agreement or to employees, consultants and directors in the ordinary course of business;

(vii) other than in the ordinary course of business, incur or assume any indebtedness, other than (A) short-term indebtedness, including commercial paper, (B) indebtedness under the Company’s existing credit facilities or commercially reasonable replacement facilities and (C) in order to refinance any existing indebtedness at the maturity thereof or on terms more favorable in the aggregate to the Company;

(viii) settle or compromise any litigation, claim or other proceeding against the Company or any of its Subsidiaries other than settlements or compromises where the amounts paid or payable by the Company or any of its Subsidiaries in settlement or compromise of any such litigation, claim or other proceeding exceed $3,000,000, in the aggregate;

(ix) transfer, lease, license, sell, mortgage, pledge, dispose of, or encumber any of its material assets, other than (A) sales, leases and licenses in the ordinary course of business, (B) dispositions of assets no longer used in the operation of the business, (C) sales, leases and licenses that are not material to the Company or (D) factoring of accounts receivable;

(x) except as required by any existing agreements, Company Benefit Plans, or applicable Law or as permitted by Section 5.1(b)(iii) of this Agreement, (A) increase the compensation or other benefits payable or provided to the Company’s directors or executive officers; (B) except in the ordinary course of business, increase the compensation or other benefits payable or provided to the Company’s employees that are not directors or executive officers; or (C) except in the ordinary course of business consistent with past practice, establish, adopt, enter into or amend any Company Benefit Plan or plan, agreement or arrangement that would have been a Company Benefit Plan had it been in effect on the date hereof (other than (i) entering into employment agreements for new hires who are not officers that provide severance benefits and compensation opportunities (excluding equity-based compensation) consistent with employees holding a similar position with the Company or its Subsidiaries and (ii) amendments required to maintain the Tax qualified or registered status of any Company Benefit Plan);

(xi) adopt or enter into a plan or agreement of complete or partial liquidation, dissolution, merger, amalgamation, consolidation or other reorganization of the Company or any of its Subsidiaries (other than the Merger); or

(xii) except as may be required by a change in GAAP, make any material change in its financial accounting principles, policies, or practices.

(c) Between the date hereof and the Effective Time, Parent and Merger Sub shall not, and shall not permit any of their respective Subsidiaries or Affiliates to, take or agree to take any action (including entering into agreements with respect to any acquisitions, mergers, consolidations or business combinations) which would reasonably be expected to, impair, prevent or delay (i) the ability of Parent or Merger Sub to perform its obligations under this Agreement or (ii) the consummation of the transactions contemplated by this Agreement.

Section 5.2 Company Shareholders Meeting Subject to Section 5.4, the Company shall take all necessary actions in accordance with applicable Law, the Company Organizational Documents and the applicable rules of the NASDAQ to duly call, give notice of, convene and hold the Company Shareholders Meeting as promptly as reasonably practicable after the date of this Agreement for the purpose of voting on the approval and adoption of this Agreement, the Statutory Merger Agreement and the Merger, which such Company Shareholders Meeting shall be held on a date selected by the Company in consultation with Parent. The Company shall cause the Company Circular to be mailed to the shareholders of the Company entitled to vote at the Company Shareholders Meeting as promptly as practicable after the date of this Agreement and in any event no later than fifteen Business Days after the date of this Agreement, and shall provide Parent with a draft version of the Company Circular at least two Business Days before the Company intends to mail it for review, and shall comply with all legal requirements applicable to the Company Circular and the Company Shareholders Meeting. Subject to Section 5.4, the Company shall use its best efforts to obtain the Requisite Company Vote. Notwithstanding anything to the contrary contained in this Agreement, the Company may adjourn, recess, reconvene or postpone the Company Shareholders Meeting (i) after consultation with Parent, to the extent necessary to ensure that any required supplement or amendment to the Company Circular is provided to the shareholders of the Company within a reasonable amount of time in advance of the Company Shareholders Meeting or (ii) after consultation with Parent, if as of the time for which the Company Shareholders Meeting is originally scheduled (as set forth in the Company Circular) there are insufficient Company Common Shares present (either in person or by proxy) to constitute a quorum necessary to conduct the business of the Company Shareholders Meeting. Subject to Section 5.4, the Company shall (a) use its best efforts to solicit or cause to be solicited from its shareholders proxies in favor of the approval and adoption of this Agreement, the Statutory Merger Agreement and the Merger and (b) take all other action necessary or advisable to secure the Requisite Company Vote. Parent and Merger Sub shall use their commercially reasonable efforts to assist and cooperate with the Company in the preparation and filing of the Company Circular and all other required filings required under applicable Law and the applicable rules of the NASDAQ.

Section 5.3 Access; Confidentiality.

(a) Subject to compliance with applicable Laws, the Company shall afford to Parent and Merger Sub and to its and their officers, employees, accountants, consultants, legal counsel, financial advisors and agents and other representatives (collectively, “Parent Representatives”), upon written request, reasonable access during normal business hours, during the period prior to the earlier of the Effective Time and the Termination Date, to the Company’s and its Subsidiaries’ officers, employees, properties, contracts, commitments, books and records, other than, subject to Section 5.4, any such matters that relate to the negotiation and execution of this Agreement, or to transactions potentially competing with or alternative to the transactions contemplated by this Agreement or proposals from other parties relating to any competing or alternative transactions. The foregoing notwithstanding, the Company shall not be required to afford such access if it would (i) unreasonably disrupt the operations of the Company or any of its Subsidiaries, (ii) violate any of the Company’s or its Subsidiaries’ obligations with respect to confidentiality, (iii) cause a risk of a loss of privilege or trade secret protection to the Company or any of its Subsidiaries, (iv) include any environmental sampling or testing, or (v) reasonably be expected to result in a violation of any applicable Law.

(b) Parent hereby agrees that all information provided to it, Merger Sub or any Parent Representatives in connection with this Agreement and the consummation of the transactions contemplated herein shall be deemed to be Evaluation Material, as such term is used in, and shall be treated in accordance with the non-disclosure agreement, dated as of December 3, 2014, between the Company and Parent (the “Confidentiality Agreement”).

Section 5.4 Acquisition Proposals.

(a) Except as expressly permitted by this Section 5.4, until the Effective Time or, if earlier, the termination of this Agreement in accordance with Article VII, the Company and its Subsidiaries shall not, and the Company shall cause its directors, officers, affiliates, employees, investment bankers, attorneys, accountants and other advisors, agents or representatives (collectively, “Representatives”) not to, (i) initiate, solicit or encourage any inquiry or the making of any proposal or offer that constitutes an Acquisition Proposal, (ii) engage in, enter into, continue or otherwise participate in any discussions or negotiations with any Person with respect to, or provide any non-public information or data concerning the Company or its Subsidiaries to any Person relating to, an Acquisition Proposal, or (iii) enter into any acquisition agreement, merger agreement or similar definitive agreement, or any letter of intent, memorandum of understanding or agreement in principle, or any other agreement relating to an Acquisition Proposal (an “Alternative Acquisition Agreement”).

(b) Notwithstanding anything to the contrary contained herein, at any time prior to the Closing, if the Company receives an Acquisition Proposal from any Person, the Company shall promptly (and in any event within 24 hours) notify Parent in writing of the Acquisition Proposal, specifying the third party making, and details of the material terms and conditions of, any such Acquisition Proposal, and the Company and its Representatives may contact such Person to clarify the terms and conditions thereof and (i) the Company and its Representatives may provide information (including any non-public information) regarding, and afford access to the business, properties, assets, books, records and personnel of, the Company and its Subsidiaries to such Person pursuant to an executed confidentiality agreement containing terms as to confidentiality that are no less favorable in the aggregate to the Company than those contained in the Confidentiality Agreement (an “Acceptable Confidentiality Agreement”); provided that the Company shall promptly make available to Parent and Merger Sub any material non-public information concerning the Company or its Subsidiaries that is provided to any Person given such access that was not previously made available to Parent or Merger Sub, and (ii) the Company and its Representatives may engage in, enter into, continue or otherwise participate in any discussions or negotiations with such Person with respect to such Acquisition Proposal, if and only to the extent that prior to taking any action described in clauses (i) or (ii) above, the Company Board determines in good faith that such Acquisition Proposal either constitutes a Superior Proposal or would reasonably be expected to result in a Superior Proposal. The Company shall keep Parent fully informed, on a substantially current basis, of the status and material terms of any such Acquisition Proposal, including any material amendments or proposed amendments as to price and other material terms thereof.

(c) Except as set forth in this Section 5.4(c), the Company Board shall not (i) change, withhold, withdraw, qualify or modify (or publicly propose or resolve to change, withhold, withdraw, qualify or modify), in a manner adverse to Parent, the Company Recommendation, (ii) fail to include the Company Recommendation in the Company Circular, (iii) approve or recommend, or publicly propose to approve or recommend to the shareholders of the Company, an Acquisition Proposal or (iv) if a tender offer or exchange offer for shares of capital stock of the Company that constitutes an Acquisition Proposal is commenced, fail to recommend against acceptance of such tender offer or exchange offer by the Company shareholders (including, for these purposes, by disclosing that it is taking no position with respect to the acceptance of such tender offer or exchange offer by its shareholders, which shall constitute a failure to recommend against acceptance of such tender offer or exchange offer) within ten (10) Business Days after commencement, (any of the foregoing, a “Change of Recommendation”), or authorize, adopt, approve or propose to authorize, adopt, approve, an Acquisition Proposal, or cause or permit the Company to enter into any Alternative Acquisition Agreement. Notwithstanding anything to the contrary set forth in this Agreement, the Company Board may (A) effect a Change of Recommendation if the Company Board determines in good faith (after consultation with its outside legal counsel) that, as a result of a development or change in circumstances (not including any developments or changes in circumstances arising out of the entry into of any new, or modification, amendment or extension to or of any existing, customer agreement of the Company or a Subsidiary) that occurs or arises after the execution and delivery of this Agreement (other than a Superior Proposal) that was not known to the Company Board or any of the individuals listed on Section 8.15(b) of the Company Disclosure Letter prior to the execution and delivery of this Agreement (an “Intervening Event”) failure to take such action would be inconsistent with the directors’ fiduciary duties under applicable Law or (B) if the Company receives an Acquisition Proposal that the Company Board determines in good faith (after consultation with its financial advisor and outside legal counsel) constitutes a Superior Proposal, terminate this Agreement pursuant to Section 7.3(b) and enter into, the Alternative Acquisition Agreement associated with such Superior Proposal; provided, however, that the Company Board may only take the actions described in the foregoing clause (B) if:

(1) the Company shall have provided prior written notice to Parent of the Company Board’s intention to take such actions at least three (3) Business Days in advance of taking such action (or two (2) Business Days in the case of any modifications or proposed modifications as to price and other material terms of a Superior Proposal that is the subject of a prior notification under this clause), which notice shall specify, as applicable, the material terms of the Acquisition Proposal received by the Company that could reasonably result in a Superior Proposal, including a copy of the relevant proposed transaction agreements with, and the identity of, the party making the Acquisition Proposal and other material documents (including any financing commitments with respect to such Acquisition Proposal);

(2) after providing such notice and prior to taking such actions, the Company shall have, and shall have caused its Representatives to, negotiate with Parent in good faith (to the extent Parent desires to negotiate) during such three (3) Business Day or two (2) Business Day period, as the case may be, to make such adjustments in the terms and conditions of this Agreement so that the Acquisition Proposal would no longer meet the definition of a Superior Proposal;

(3) the Company Board shall have considered in good faith any changes to this Agreement or other arrangements that may be offered in writing by Parent by 5:00 PM Eastern Time on the last Business Day of such three (3) Business Day or two (2) Business Day period, as the case may be, and shall have determined in good faith (x) with respect to the actions described in clause (A) of this Section 5.4(c), after consultation with outside counsel, that it would continue to be inconsistent with the directors’ fiduciary duties under applicable Law not to effect the Change of Recommendation and (y) with respect to the actions described in clause (B) of this Section 5.4(c), after consultation with outside counsel and its financial advisors, that the Acquisition Proposal received by the Company would continue to constitute a Superior Proposal, in each case, if such changes offered in writing by Parent were given effect; and

(4) the Company pays the Company Termination Fee in accordance with procedures set forth in Section 7.6.

(d) Nothing contained in this Section 5.4 shall be deemed to prohibit the Company, the Company Board or any other committee of the Company Board from (i) complying with its disclosure obligations under U.S. federal or state Law with regard to an Acquisition Proposal, including taking and disclosing to its shareholders a position contemplated by Rule 14d-9 or Rule 14e-2(a) under the Exchange Act (or any similar communication to shareholders), or (ii) making any “stop-look-and-listen” communication to the shareholders of the Company under the Exchange Act (or any similar communications to the shareholders of the Company) provided that such communication only contains the information set forth in Rule 14d-9(f) within ten (10) Business Days after commencement of any such tender offer. Actions permitted under this Section 5.4(d) shall not be a basis for Parent or Merger Sub to terminate this Agreement pursuant to Section 7.3(a).

(e) As used in this Agreement, “Acquisition Proposal” shall mean any inquiry, proposal or offer made by any Person for (i) a merger, reorganization, share exchange, consolidation, business combination, recapitalization, dissolution, liquidation or similar transaction involving the Company, (ii) the direct or indirect acquisition by any Person of fifteen percent (15%) or more of the assets of the Company and its Subsidiaries, on a consolidated basis, or (iii) the direct or indirect acquisition by any Person of fifteen percent (15%) or more of the voting power of the outstanding Company Common Shares, including any tender offer or exchange offer that if consummated would result in any Person beneficially owning Company Common Shares with fifteen percent (15%) or more of the voting power of the outstanding Company Common Shares.

(f) As used in this Agreement, “Superior Proposal” means an Acquisition Proposal (with the percentages set forth in the definition of such term changed from 15% to 50%) that the Company Board has determined in its good faith judgment (after consultation with outside legal counsel and its financial advisor) would, if consummated, be more favorable to the Company’s shareholders from a financial perspective than the Merger, taking into account among other things all of the terms and conditions of such Acquisition Proposal (including the financing, likelihood and timing of consummation of the transaction contemplated by such Acquisition Proposal) and this Agreement (including any changes to the terms of this Agreement committed to by Parent to the Company in writing in response to such Acquisition Proposal under the provisions of Section 5.4(c)).

Section 5.5 Employee Matters.

(a) From and after the Effective Time, the Company and its Subsidiaries shall, and Parent shall cause the Surviving Company and its Subsidiaries to, honor all Company Benefit Plans, and compensation arrangements and agreements in accordance with their terms as in effect immediately before the Effective Time, provided that nothing herein shall be construed as prohibiting the amendment or termination of any of the foregoing in accordance with its terms. From the Effective Time until the one year anniversary of the Effective Time, Parent shall provide, or shall cause to be provided, to each current (as of immediately prior to the Effective Time) employee of the Company or its Subsidiaries (collectively, the “Company Employees”) (i) base compensation and bonus opportunities that, in the aggregate, are at least equal to those that were provided to the Company Employee immediately before the Effective Time (provided that Parent shall make no modifications to bonus opportunities with respect to the Company’s fiscal year ended June 30, 2015) and (ii) accrual based-vacation policies that are at least equal to those that were provided to the Company Employee immediately before the Effective Time. From the Effective time until December 31, 2015, Parent shall provide, or shall cause to be provided, to each current Company Employee, all other employee health, retirement and welfare benefits and commission opportunities that are no less favorable than the compensation and benefits or commissions that were provided to the Company Employee immediately before the Effective Time. Notwithstanding any other provision of this Agreement to the contrary, Parent shall, or shall cause the Surviving Company or its Subsidiaries to, provide to each Company Employee whose employment terminates during the period between the Effective Time and the one year anniversary of the Effective Time, severance benefits that are no less favorable than the severance benefits provided for under the Company’s severance arrangements in effect immediately prior to the Effective Time, as set forth on Section 5.5(a) of the Company Disclosure Letter.

(b) For all purposes (including purposes of vesting, eligibility to participate, severance, paid time off and level of benefits) under the employee benefit plans of Parent and its Affiliates providing benefits to any Company Employee after the Effective Time (the “New Plans”), each Company Employee shall be credited with his or her years of service with the Company and its Subsidiaries and their respective predecessors, provided that the foregoing shall not apply to the extent that its application would result in a duplication of benefits. In addition, and without limiting the generality of the foregoing, (i) each Company Employee shall be immediately eligible to participate, without any waiting time, in any and all New Plans to the extent coverage under such New Plan replaces coverage under a similar Company Benefit Plan in which such Company Employee participated (such plans, collectively, the “Old Plans”), and (ii) for purposes of each New Plan providing medical, dental, pharmaceutical, vision, disability and/or life benefits to any Company Employee (or his or her covered dependents) (collectively, the “Parent Welfare Plans”), Parent shall cause all pre-existing condition exclusions and limitations and actively-at-work requirements of such Parent Welfare Plan to be waived for such Company Employee and his or her covered dependents, and, to the extent permissible under Parent Welfare Plans, Parent shall cause any eligible expenses incurred by such Company Employee and his or her covered dependents under the corresponding Old Plan during the portion of the plan year of such Old Plans ending on the date such Company Employee’s participation in the corresponding Parent Welfare Plan begins (such initial plan year of participation, the “Initial Year of Participation”) to be taken into account under such Parent Welfare Plan for purposes of satisfying all deductible, coinsurance and maximum out-of-pocket requirements applicable to such Company Employee and his or her covered dependents for the Initial Year of Participation as if such amounts had been paid in accordance with such Parent Welfare Plan. Between the Effective Time and January 1, 2016, Parent shall continue to maintain all Old Plans with respect to Company Employees.

(c) Parent hereby acknowledges that a “change of control,” “change in control” or similar phrase within the meaning of the Company Benefit Plans, will occur at or prior to the Effective Time, as applicable.

(d) Parent and the Company agree that prior to the Closing the Parent shall engage in discussion with Company Employees with respect to adoption of a retention program for employees of the Company and its Subsidiaries. The Company shall reasonably cooperate with Parent with respect to such discussions, and grant Parent reasonable access to Company Employees for such discussions.

(e) It is expressly acknowledged, understood and agreed that nothing in this Section 5.5 or otherwise contained in this Agreement is intended to or does or shall constitute an amendment to or establishment of any employee benefit or other plan or, subject to the express provisions of Sections 5.5(a)-(d), shall prevent the amendment or termination of any such plan. Nothing herein shall be deemed to be a guarantee to any Company Employee of (i) employment or (ii) without limiting the express provisions of Sections 5.5(a)-(d), any specific term or condition of employment.

Section 5.6 Consents and Approvals.

(a) Subject to the terms and conditions set forth in this Agreement, each of the parties hereto shall use its best efforts to take, or cause to be taken, all actions, and to do, or cause to be done, and to assist and cooperate with the other parties in doing, all things necessary, proper or advisable under applicable Laws and regulations or otherwise to consummate and make effective the Transactions as promptly as practicable, including (i) the obtaining of all necessary actions or nonactions, waivers, consents, clearances, approvals, and expirations or terminations of waiting periods, including the Company Approvals and the Parent Approvals, from Governmental Entities and the making of all necessary registrations and filings and the taking of all steps as may be necessary to obtain an approval, clearance or waiver from, or to avoid an action or proceeding by, any Governmental Entity, including, without limitation, in connection with any Regulatory Law (all of the foregoing, collectively, the “Governmental Consents”), (ii) the obtaining of all necessary consents, approvals or waivers from third parties, (iii) the defending of any lawsuits or other legal proceedings, whether judicial or administrative, challenging this Agreement or the consummation of the Transactions and (iv) the execution and delivery of any additional instruments reasonably necessary to consummate the Transactions; provided that in no event shall the Company or any of its Subsidiaries be required to pay prior to the Effective Time any fee, penalty or other consideration to any third party for any consent or approval required for the consummation of the Transactions under any contract or agreement.

(b) Subject to the terms and conditions herein provided and without limiting the foregoing, the Company and Parent shall cooperate with each other in (i) determining whether any filings are required to be made with, or Governmental Consents are required to be obtained from, any Governmental Entities (including in any foreign jurisdiction in which the Company or its Subsidiaries are operating any business) and (ii) to the extent not made prior to the date hereof, timely making or causing to be made all such applications and filings as reasonably determined by Parent and the Company as promptly as practicable (and in any event within ten (10) Business Days after the date hereof with respect to filings or submissions required under the HSR Act). Each party shall supply as promptly as practicable such information, documentation, other material or testimony that may be requested by any Governmental Entity, including by complying at the earliest reasonably practicable date with any request under or with respect to the HSR Act, any other Governmental Consent and any such other applicable Laws for additional information, documents or other materials received by Parent or the Company or any of their respective Subsidiaries from the Federal Trade Commission or the Department of Justice, or any other Governmental Entity in connection with such applications or filings or the Merger.

(c) Without limiting any of its other obligations hereunder, the Company, Parent and Merger Sub shall take all such further action as may be necessary to resolve such objections, if any, as the United States Federal Trade Commission, the Antitrust Division of the United States Department of Justice, state antitrust enforcement authorities, or competition authorities of any other nation or other jurisdiction (including multinational or supranational), or any other Person, may assert under any Law with respect to the transactions contemplated herein, and to avoid or eliminate each and every impediment under any Law that may be asserted by any Person with respect to the Merger, in each case so as to enable the Merger and the Transactions to occur as soon as possible (and in any event no later than the Termination Date), including by proposing, negotiating, committing to and effecting, by agreement, consent decree, hold separate order, trust or otherwise, (x) the sale, divestiture or disposition of such assets, businesses, services, products or product lines of Parent or the Company (or any of their respective Subsidiaries or Affiliates) or behavioral limitations, conduct restrictions or commitments with respect to any such assets, businesses, services, products or product lines of Parent or the Company (or any of their respective Subsidiaries or Affiliates), (y) the creation or termination of relationships, ventures, contractual rights or obligations of the Company or Parent or their respective Subsidiaries or Affiliates and (z) any other actions that would limit the freedom of action of Parent, the Company or any of their respective Subsidiaries or affiliates with respect to, or its ability to retain, one or more of its or its Subsidiaries’ (including the Company’s or the Surviving Company’s) or Affiliates’ assets, businesses, services, products or product lines, in each case as may be required in order to obtain all required Governmental Consents as promptly as practicable (including expirations or terminations of waiting periods whether imposed by Law or agreement) and to avoid the entry of, or to effect the dissolution of, any injunction, temporary restraining order, or other order in any suit or proceeding, which would otherwise have the effect of preventing the consummation of the Merger or the transactions contemplated by this Agreement or delaying any of the foregoing beyond the Termination Date (each of (x), (y) and (z), a “Divestiture Action”). Notwithstanding the foregoing, (i) nothing in this Section 5.06(c) shall require, or be construed to require, Parent, the Company or any of their Affiliates to take a Divestiture Action in the event it would reasonably be expected to result in a material adverse effect to the Parent Business or a Company Material Adverse Effect, and (ii) the Company shall not take any Divestiture Action without first obtaining the consent of Parent. Neither the Company nor any of its Subsidiaries shall, without Parent’s prior written consent, and neither Parent nor any of its Subsidiaries shall, without the Company’s prior written consent, discuss or commit to any extension of any waiting period under any Law or any agreement not to consummate the Merger or any of the other transactions contemplated by this Agreement. None of Parent, Merger Sub or the Company shall be required to take any action pursuant to this Section 5.6 unless it is expressly conditioned on the effectiveness of the Merger.

(d) Without limiting the foregoing and subject to applicable legal limitations and the instructions of any Governmental Entity, each of the Company and Parent agrees (i) to cooperate and consult with each other in connection with the making of all registrations, filings, notifications, communications, submissions and any other material actions pursuant to this Section 5.6, (ii) to furnish to the other such necessary information and assistance as the other may reasonably request in connection with its preparation of any notifications or filings, (iii) to keep each other apprised of the status of matters relating to the completion of the transactions contemplated therein, including promptly furnishing the other with copies of notices or other communications received by such party from, or given by such party to, any third party and/or any Governmental Entity with respect to the Transactions, (iv) to permit the other party to review and to incorporate the other party’s reasonable comments in any communication to be given by it to any Governmental Entity with respect to obtaining the necessary approvals for the Transactions, and (v) not to participate in any meeting or discussion in person or by telephone expected to address substantive matters related to the transactions contemplated herein with any Governmental Entity in connection with the Transactions unless, to the extent not prohibited by such Governmental Entity, it gives the other party reasonable notice thereof and the opportunity to attend and observe. The parties shall take reasonable efforts to share information protected from disclosure under the attorney-client privilege, work product doctrine, joint defense privilege or any other privilege pursuant to this Section 5.6 in a manner so as to preserve any applicable privilege. Parent and the Company may, as each deems advisable and necessary, reasonably designate any competitively sensitive material provided to the other under this Section 5.6(d) as “Antitrust Counsel Only Material.” Such materials and the information contained therein shall be given only to the outside antitrust counsel of the recipient and will not be disclosed by such outside counsel to employees, officers or directors of the recipient unless express permission is obtained in advance from the source of the materials (Parent or the Company, as the case may be) or its legal counsel.

(e) In furtherance and not in limitation of the covenants of the parties contained in this Section 5.6, if any administrative or judicial action or proceeding, including any proceeding by a Governmental Entity or any other Person is instituted (or threatened to be instituted) challenging any of the Transactions as violative of any Law, each of the Company and Parent shall use best efforts to contest and resist any such action or proceeding and to have vacated, lifted, reversed or overturned any decree, judgment, injunction or other order, whether temporary, preliminary or permanent, that is in effect and that prohibits, prevents or restricts consummation of the Transactions, including, without limiting the foregoing, taking the actions set forth in Section 5.6(c).

(f) For purposes of this Agreement, “Regulatory Law” means the Sherman Act, the Clayton Act, the HSR Act, the Federal Trade Commission Act, the EC Merger Regulation, and all other federal, state, foreign, multinational or supranational statutes, rules, regulations, orders, decrees, administrative and judicial doctrines and other Laws, including, without limitation, any antitrust, competition or trade regulation Laws, that are designed or intended to prohibit, restrict or regulate actions having the purpose or effect of monopolization or restraint of trade or lessening competition through merger or acquisition and including any Laws that relate to foreign investments.

Section 5.7 Takeover Statute. If any Takeover Statute is or may become applicable to the Transactions after the date of this Agreement, Parent, the board of directors of Parent, the Company and the Company Board shall each use its respective reasonable best efforts to grant such approvals and take such actions as are reasonably necessary so that the Transactions may be consummated as promptly as practicable on the terms contemplated by this Agreement and otherwise act to eliminate or minimize, to the extent possible, the effects of such statute or regulation on the Transactions.

Section 5.8 Notification of Certain Matters. The Company shall give prompt notice to Parent and Merger Sub, and Parent and Merger Sub shall give prompt notice to the Company, of (a) any notice or other communication received by such party from any Governmental Entity in connection with this Agreement or the Merger, or from any Person alleging that the consent of such Person is or may be required in connection with the Transactions, if the subject matter of such communication or the failure of such party to obtain such consent could be material to the Company, the Surviving Company or Parent and (b) any actions, suits, claims, investigations or proceedings commenced or, to such party’s knowledge, threatened against, relating to or involving or otherwise affecting such party which relate to the Transactions or this Agreement.

Section 5.9 Public Announcements. The Company, Parent and Merger Sub shall consult with and provide each other the opportunity to review and comment upon any press release or other public statement or comment prior to the issuance of such press release or other public statement or comment relating to this Agreement or the transactions contemplated herein and shall not issue any such press release or other public statement or comment prior to such consultation except as may be required by applicable Law or by obligations imposed by any national securities exchange or as may be requested by a Governmental Entity; provided that the restrictions in this Section 5.9 shall not apply to any Company communication regarding an Acquisition Proposal or a Change of Recommendation. Parent and the Company agree to issue a joint press release announcing this Agreement. Either party may, without consultation, issue any press release or other public statement in connection with a dispute between the parties regarding this Agreement or the transactions contemplated herein, if required by Law or by obligations pursuant to any listing agreement with any national securities exchange or as may be requested by a Governmental Entity.

Section 5.10 Indemnification and Insurance.

(a) The Surviving Company, Parent and Merger Sub agree that all rights to exculpation, indemnification and advancement of expenses now existing in favor of the current or former directors or officers, as the case may be, of the Company or its Subsidiaries as provided in their respective certificates of incorporation or bye-laws or other organizational documents or in any agreement with the Company or any of its Subsidiaries shall survive the Merger and shall continue in full force and effect. Parent shall cause the Surviving Company to (i) maintain in effect the exculpation, indemnification and advancement of expenses provisions of the Company’s and any Company Subsidiary’s certificates of incorporation and bylaws or similar organizational documents as in effect immediately prior to the Effective Time or in any indemnification agreements of the Company or its Subsidiaries with any of their respective directors or officers as in effect immediately prior to the Effective Time, and (ii) to not amend, repeal or otherwise modify any such provisions in any manner that would adversely affect the rights thereunder of any individuals who at the Effective Time were current or former directors or officers of the Company or any of its Subsidiaries.

(b) From and after the Effective Time, each of Parent and the Surviving Company shall, to the fullest extent permitted under applicable Law, indemnify and hold harmless (and advance funds in respect of each of the Indemnified Parties) each current and former director or officer of the Company or any of its Subsidiaries and each Person who served at the Company’s or any of its Subsidiaries’ request or direction, or for their benefit, as a director, officer, member, trustee or fiduciary of another corporation, partnership, joint venture, trust, pension or other employee benefit plan or enterprise (each, together with such Person’s heirs, executors or administrators, an “Indemnified Party”) against any costs or expenses (including advancing reasonable attorneys’ fees and expenses in advance of the final disposition of any claim, suit, proceeding or investigation to each Indemnified Party to the fullest extent permitted by Law), judgments, fines, losses, claims, damages, liabilities and amounts paid in settlement (collectively, “Losses”) in connection with any actual or threatened claim, action, suit, proceeding or investigation, whether civil, criminal, administrative or investigative (an “Action”), arising out of, relating to or in connection with any action or omission occurring or alleged to have occurred whether before, at or after the Effective Time in connection with such Indemnified Party’s service as a director or officer of the Company or any of its Subsidiaries (or acts or omissions in connection with such Indemnified Party’s service as officer, director, member, trustee or other fiduciary in any other entity if such services were at the request, at the direction or for the benefit of the Company), including an Action arising in whole or in part out of, or pertaining to this Agreement or any of the Transactions, whether in any case asserted or arising before or after the Effective Time; provided, that any Person to whom any funds are advanced pursuant to the foregoing must, if required by Law, provide an undertaking to repay such advances if it is ultimately determined the indemnification of such Person is not permitted under Law. In the event of any such Action, Parent and the Surviving Company shall cooperate with the Indemnified Party in the defense of any such Action.

(c) For a period of six (6) years from the Effective Time, (i) Parent shall cause the Surviving Company to maintain in effect the current policies of directors’ and officers’ liability insurance and fiduciary liability insurance maintained by the Company and its Subsidiaries with respect to matters arising on or before the Effective Time, or (ii) Parent shall cause the Surviving Company to purchase, for effectiveness on the Effective Time, a six-year prepaid “tail” policy on terms and conditions providing substantially equivalent benefits as the current policies of directors’ and officers’ liability insurance and fiduciary liability insurance maintained by the Company and its Subsidiaries with respect to matters arising on or before the Effective Time, covering without limitation the transactions contemplated herein; provided that in the case of either (i) or (ii) above, in no event shall the Surviving Company be required to expend more than a cumulative amount for such insurance or a tail policy in excess of 300% of the aggregate annual premium most recently paid by the Company prior to the date hereof to maintain the existing policies to maintain or procure insurance coverage pursuant hereto, in which case the Surviving Company shall provide the greatest coverage that is then available for 300% of such annual premium. If such “tail” prepaid policy has been obtained by the Company prior to the Effective Time, in accordance with clause (i) above, Parent shall cause such policy to be maintained in full force and effect, for its full term, and cause all obligations thereunder to be honored by the Surviving Company.

(d) Parent shall or shall cause to be paid all reasonable expenses, including reasonable attorneys’ fees, that may be incurred by any Indemnified Party in enforcing the indemnity, advancement and other obligations provided in this Section 5.10.

(e) The rights of each Indemnified Party hereunder shall be in addition to, and not in limitation of, any other rights such Indemnified Party may have under the certificates of incorporation or bylaws or other organizational documents of the Company or any of its Subsidiaries or the Surviving Company, any other indemnification arrangement, the Companies Act or otherwise. Notwithstanding anything in this Agreement to the contrary, the obligations under this Section 5.10 shall not be terminated or modified in such a manner as to adversely affect any Indemnified Party without the consent of such Indemnified Party.

(f) In the event Parent, the Surviving Company or any of their respective successors or assigns (i) consolidates with or merges into any other Person and shall not be the continuing or surviving corporation or entity in such consolidation or merger or (ii) transfers all or substantially all of its properties and assets to any Person, then, and in either such case, proper provision shall be made so that the successors and assigns of Parent or the Surviving Company, as the case may be, shall assume the obligations set forth in this Section 5.10.

Section 5.11 Merger Sub. Parent will take all actions necessary to (a) cause Merger Sub to perform its obligations under this Agreement and to consummate the Merger on the terms and conditions set forth in this Agreement, (b) cause the Surviving Company to perform its obligations under this Agreement and (c) ensure that, prior to the Effective Time, Merger Sub shall not conduct any business or make any investments other than as specifically contemplated by this Agreement, or incur or guarantee any Indebtedness.

Section 5.12 Control of Operations. Nothing contained in this Agreement shall give Parent or Merger Sub, directly or indirectly, the right to control or direct the Company’s operations prior to the Effective Time. Prior to the Effective Time, the Company shall exercise, consistent with the terms and conditions of this Agreement, complete control and supervision over its operations.

Section 5.13 Obligations of Public Parent. Public Parent hereby (i) irrevocably and unconditionally guarantees the prompt and full discharge by each of Parent and Merger Sub of all of their respective covenants, agreements, obligations and liabilities under this Agreement including the due and punctual payment of all amounts which are or may become due and payable by Parent or Merger Sub hereunder when and as the same shall become due and payable and (ii) acknowledges and agrees to take all actions necessary to satisfy its obligations with respect to Converted Options and Converted Awards pursuant to Sections 2.3(a) and (b) hereof (collectively, the “Obligations”), in accordance with the terms hereof. Public Parent acknowledges and agrees that, with respect to all Obligations to pay money, such guaranty shall be a guaranty of payment and performance and not of collection and shall not be conditioned or contingent upon the pursuit of any remedies against Parent or Merger Sub. If Parent or Merger Sub shall default in the due and punctual performance of any Obligations, including the full and timely payment of any amount due and payable pursuant to any Obligations, Public Parent will forthwith perform or cause to be performed such Obligations and will forthwith make full payment of any amount due with respect thereto at its sole cost and expense. The liabilities and obligations of Public Parent pursuant to this Agreement are unconditional and absolute and, without limiting the generality of the foregoing, shall not be released, discharged or otherwise affected by (x) any modification, amendment or supplement to this Agreement or (y) any change in the corporate existence, structure or ownership of Parent or Merger Sub. Public Parent hereby waives any right, whether legal or equitable, statutory or non-statutory, to require any person to proceed against or take any action against or pursue any remedy with respect to Parent or Merger Sub or any other person or make presentment or demand for performance or give any notice of nonperformance before the Company may enforce its rights hereunder against Public Parent.

ARTICLE VI

CONDITIONS TO THE MERGER

Section 6.1 Conditions to Each Party’s Obligation to Effect the Merger. The respective obligations of each party to consummate the Merger are subject to the satisfaction or (to the extent permitted by Law) waiver by the Company and Parent at or prior to the Effective Time of the following conditions:

(a) Orders. No Governmental Entity having jurisdiction over a material portion of the business of the Company and its Subsidiaries, taken as a whole, shall have enacted, issued, promulgated, enforced or entered any Law or Order which is then in effect and has the effect of enjoining or otherwise prohibiting the consummation of the Merger or the other Transactions; provided that each party shall use reasonable best efforts to cause such Order to be lifted.

(b) Shareholder Approval. This Agreement and the Statutory Merger Agreement shall have been duly approved and adopted by the Requisite Company Vote.

(c) Governmental Consents.

(i) The waiting period (and any extension thereof) applicable to the Merger under the HSR Act shall have been terminated or shall have expired.

(ii) Any applicable foreign antitrust and similar regulatory clearances required for the consummation of the Merger shall have been obtained from the relevant Governmental Entities.

Section 6.2 Conditions to Obligations of Parent and Merger Sub. The obligations of each of Parent and Merger Sub to effect the Merger are also subject to the satisfaction or waiver by Parent on or prior to the Closing Date of the following conditions:

(a) Representations and Warranties. (i) The representations and warranties of the Company set forth in Section 3.2(a) (Capital Stock) and Section 3.20 (Finders or Brokers; Fees) shall be true and correct in all respects, except for de minimis inaccuracies, as though made on and as of the Closing Date (except for representations and warranties made as of a specified date, the accuracy of which will be determined as of that specified date); (ii) the representations and warranties of the Company set forth in Section 3.3 (Corporate Authority and Approval), Section 3.21 (Vote Required) or Section 3.22 (Takeover Laws) shall be true and correct in all respects, in each case as though made on and as of the Closing Date (except for representations and warranties made as of a specified date, the accuracy of which shall be determined as of that specified date); and (iii) each of the other representations and warranties of the Company set forth in this Agreement shall be true and correct in all respects, without regard to any “materiality” or “Company Material Adverse Effect” qualifications contained therein, as though made on and as of the Closing Date (except for representations and warranties made as of a specified date, the accuracy of which shall be determined as of that specified date), unless the failure or failures of such representations and warranties to be true and correct in all respects would not, individually or in the aggregate, reasonably be expected to have a Company Material Adverse Effect.

(b) Performance of Obligations. The Company shall have performed in all material respects all obligations required to be performed by it under this Agreement at or prior to the Closing Date.

(c) Officer’s Certificate. Parent shall have received a certificate, signed by the chief executive officer or chief financial officer of the Company, certifying as to the matters set forth in Section 6.2(a) and Section 6.2(b).

(d) No Company Material Adverse Effect. Since the date of this Agreement there shall not have been any effect, change, event or occurrence that has had, or is reasonably likely to have, individually or in the aggregate, a Company Material Adverse Effect.

(e) FIRPTA Certificate. Prior to the Closing, the Company shall deliver to Parent a certificate in compliance with Treasury Regulations Section 1.1445-2(c)(3), certifying that the Company’s U.S. subsidiaries are not and has not been a “U.S. real property holding corporation” (as defined in Section 897(c)(2) of the Code) during the applicable period specified in Section 897(c) of the Code (the “FIRPTA Certificate”).

Section 6.3 Conditions to Obligations of the Company. The obligation of the Company to effect the Merger is also subject to the satisfaction or waiver by the Company on or prior to the Closing Date of the following conditions:

(a) Representations and Warranties. Each of the representations and warranties of Parent set forth in this Agreement shall be true and correct in all material respects, without regard to any “materiality” qualifications contained therein, as though made on and as of the Closing Date (except for representations and warranties made as of a specified date, the accuracy of which shall be determined as of that specified date).

(b) Performance of Obligations. Each of Parent and Merger Sub shall have performed in all material respects all obligations required to be performed by it under this Agreement at or prior to the Closing Date.

(c) Officer’s Certificate. The Company shall have received a certificate, signed by a senior executive officer of Parent, certifying as to the matters set forth in Section 6.3(a) and Section 6.3(b).

Section 6.4 Frustration of Closing Conditions. None of the Company, Parent or Merger Sub may rely on the failure of any condition set forth in this Article VI to be satisfied if such failure was caused by such party’s failure to comply with or perform any of its covenants or obligations set forth in this Agreement.

ARTICLE VII

TERMINATION

Section 7.1 Termination by Mutual Consent. This Agreement may be terminated at any time prior to the Effective Time by mutual written consent of Parent, Merger Sub and the Company.

Section 7.2 Termination by Either Parent or the Company. This Agreement may be terminated by either Parent or the Company at any time prior to the Effective Time:

(a) if the Merger has not been consummated by September 30, 2015; provided, however, that if the Merger has not been consummated by September 30, 2015, but on such date all of the conditions set forth in Article VI shall have been satisfied or waived, other than the conditions set forth in Section 6.1(c), then neither party is permitted to terminate this Agreement pursuant to this Section 7.2 until December 31, 2015 (any such date, the “Termination Date”); provided, further, that the right to terminate this Agreement under this clause 7.2(a) shall not be available to any party to this Agreement whose breach of any representations or warranties set forth in this Agreement, or whose failure to fulfill any of its obligations hereunder, has been a principal cause of, or resulted in, the failure to consummate the Merger by such date;

(b) if this Agreement and the Statutory Merger Agreement have been submitted to the shareholders of the Company for approval and adoption at a duly convened Company Shareholders Meeting (or adjournment or postponement thereof), such Company Shareholders Meeting has been completed and the Requisite Company Vote is not obtained upon a vote taken thereon;

(c) if any Laws prohibit consummation of the Merger; or

(d) if any Order restrains, enjoins or otherwise prohibits consummation of the Merger, and such Order has become final and nonappealable.

Section 7.3 Termination by Parent. This Agreement may be terminated by Parent at any time prior to the Effective Time:

(a) if the Company Board makes a Change in Recommendation or commits a Willful and Material Breach of its obligations under Section 5.2 or Section 5.4; or

(b) if the Company breaches any of its representations, warranties, covenants or agreements contained in this Agreement, which breach (i) would give rise to the failure of a condition set forth in Section 6.2(a) or Section 6.2(b) and (ii) is incapable of being cured by the Termination Date, or, if capable of being cured by the Termination Date, has not been cured by the Company within fifteen (15) days after the Company’s receipt of written notice of such breach from Parent.

Section 7.4 Termination by the Company. This Agreement may be terminated by the Company at any time prior to the Effective Time:

(a) in accordance with Section 5.4(c); or

(b) if Parent breaches any of its representations, warranties, covenants or agreements contained in this Agreement, which breach (i) would give rise to the failure of a condition set forth in Section 6.3(a) or Section 6.3(b) and (ii) is incapable of being cured by the Termination Date, or, if capable of being cured by the Termination Date, has not been cured by Parent within fifteen (15) days after Parent’s receipt of written notice of such breach from the Company.

Section 7.5 Manner and Effect of Termination. If this Agreement is terminated pursuant to this Article VII, it shall become void and of no further force and effect, with no liability on the part of any party to this Agreement (or any shareholder, director, officer, employee, agent or Representative of such party) except as contemplated by the next sentence and except that no such termination shall relieve any party of liability for (a) the Willful and Material Breach by any party to perform its obligations, (b) the Willful and Material Breach by any party of its representations or warranties contained in this Agreement or (c) fraud. The provisions of the Confidentiality Agreement, this Section 7.5, and the provisions of Section 5.3(b) (Access; Confidentiality), Section 5.9 (Public Announcements), Section 7.6 (Termination Payment) and Article VIII (Miscellaneous) shall survive any termination of this Agreement.

Section 7.6 Termination Payment. Any provision in this Agreement to the contrary notwithstanding,

(a) The Company shall pay, or cause to be paid, to Parent (and if such amount is actually paid pursuant to this Agreement, it shall constitute liquidated damages and not a penalty and shall constitute the sole and exclusive remedy of Parent and Merger Sub against the Company and its Subsidiaries and any of their respective Affiliates, shareholders, directors, officers or agents for any loss or damage suffered as a result of the failure of the Merger to be consummated) by wire transfer of immediately available funds an amount equal to the Company Termination Fee:

(i) if this Agreement is terminated by the Company pursuant to Section 7.4(a), in which case payment shall be made within one (1) Business Day of such termination;

(ii) if this Agreement is terminated by Parent pursuant to Section 7.3(a) or Section 7.3(b), in which case payment shall be made within one (1) Business Day of such termination; or

(iii) if (A) an Acquisition Proposal shall have been made or proposed to the Company or otherwise publicly announced, (B) this Agreement is terminated by either Parent or the Company pursuant to Section 7.2(a) or Section 7.2(b), and (C) within twelve (12) months following the date of such termination, the Company enters into a Contract for or relating to, or otherwise consummates any Acquisition Proposal (whether or not such Acquisition Proposal is the same Acquisition Proposal referred to in clause (A)), in which case payment shall be made within three (3) Business Days of the date on which the Company consummates such Acquisition Proposal. Following receipt by Parent of the Company Termination Fee in accordance with this Section 7.6, the Company shall have no further liability with respect to this Agreement or the transactions contemplated herein to Parent or Merger Sub.

Notwithstanding anything to the contrary set forth in this Agreement, the parties agree that in no event shall the Company be required to pay the Company Termination Fee on more than one occasion.

(b) Notwithstanding anything to the contrary set forth in this Agreement, but subject to Section 8.5 with respect to the enforcement of the provisions of this Section 7.6, Parent’s right to receive payment from the Company of the Company Termination Fee pursuant to this Section 7.6 shall constitute the sole and exclusive remedy of Parent and Merger Sub against the Company and its subsidiaries and any of their respective former, current or future general or limited partners, shareholders, members, managers, directors, officers, employees, agents, affiliates or assignees (collectively, the “Company Specified Person”) for all losses and damages suffered as a result of the failure of the Transactions to be consummated or for a breach or failure to perform hereunder or otherwise, and upon payment of such amount, none of the Company Specified Persons shall have any further liability or obligation relating to or arising out of this Agreement or the Transactions.

ARTICLE VIII

MISCELLANEOUS

Section 8.1 No Survival of Representations and Warranties. The representations, warranties, covenants and agreements in this Agreement and any certificate delivered pursuant hereto by any party hereto shall terminate at the Effective Time or, except as provided in Section 7.5, upon the termination of this Agreement pursuant to Sections 7.1 to 7.4, as the case may be, except that this Section 8.1 shall not limit any covenant or agreement of the parties which by its terms contemplates performance after the Effective Time or after termination of this Agreement, including those contained in Section 5.5 and Section 5.10.

Section 8.2 Expenses. Except as specifically provided in this Agreement, all Expenses incurred in connection with this Agreement and the Transactions shall be paid by the party incurring such Expense.

Section 8.3 Counterparts; Effectiveness. This Agreement may be executed in two or more consecutive counterparts (including by facsimile or PDF transmission), each of which shall be deemed to be an original, with the same effect as if the signatures thereto and hereto were upon the same instrument, and shall become effective when one or more counterparts have been signed by each of the parties and delivered (electronically or otherwise) to the other parties.

Section 8.4 Governing Law; Jurisdiction. This Agreement shall be governed by, and construed in accordance with, the Laws of the State of Delaware, without regard to the Laws that might otherwise govern under applicable principles of conflicts of law. The parties to this Agreement irrevocably submit to the jurisdiction of the federal courts of the United States of America located in the State of Delaware and the Court of Chancery of the State of Delaware (each, a “Chosen Court”) solely in respect of the interpretation and enforcement of the provisions of this Agreement and of the documents referred to in this Agreement (other than the Statutory Merger Agreement, which shall be interpreted, construed, governed and enforced as set forth therein), and in respect of the transactions contemplated by this Agreement, and hereby waive, and agree not to assert, as a defense in any action, suit or proceeding for the interpretation or enforcement hereof or of any such document (other than the Statutory Merger Agreement, which shall be interpreted, construed, governed and enforced as set forth therein), that it is not subject thereto or that such action, suit or proceeding may not be brought or is not maintainable in said courts or that the venue thereof may not be appropriate or that this Agreement or any such document (other than the Statutory Merger Agreement, which shall be interpreted, construed, governed and enforced as set forth therein) may not (as a result of a lack of personal jurisdiction) be enforced in or by such courts, and the parties hereto irrevocably agree that all claims with respect to such action or proceeding may be heard and determined in such a Delaware state or federal court. The parties to this Agreement agree that mailing of process or other papers in connection with any such action or proceeding in the manner provided in Section 8.7 or in such other manner as may be permitted by applicable Laws, shall be valid and sufficient service thereof. Notwithstanding the foregoing and for the avoidance of doubt, the choice of governing law construction of this Agreement and the submission of disputes to the Chosen Court shall not be deemed to cause the fiduciary duties of any jurisdiction other than Bermuda to apply to the obligations of the Company Board with respect to this Agreement and the transactions contemplated hereby.

Section 8.5 Remedies; Specific Enforcement.

(a) The parties agree that irreparable damage would occur in the event that any of the provisions of this Agreement were not performed in accordance with their specific terms or were otherwise breached and that monetary damages would not be an adequate remedy therefor. Each party agrees that in the event of any breach or threatened breach by any other party of any covenant or obligation contained in this Agreement, the non-breaching party shall be entitled (in addition to any other remedy that may be available to it whether in law or equity, including monetary damages) to (i) a decree or order of specific performance to enforce the observance and performance of such covenant or obligation and (ii) an injunction restraining such breach or threatened breach.

(b) Each party further agrees that (i) it will not oppose the granting of an injunction, specific performance and other equitable relief as provided herein on the basis that any other party has an adequate remedy at law or an award of specific performance is not an appropriate remedy for any reason at law or equity and (ii) no other party or any other Person shall be required to obtain, furnish or post any bond or similar instrument in connection with or as a condition to obtaining any remedy referred to in this Section 8.5, and each party irrevocably waives any right it may have to require the obtaining, furnishing or posting of any such bond or similar instrument.

Section 8.6 WAIVER OF JURY TRIAL. EACH OF THE PARTIES TO THIS AGREEMENT HEREBY IRREVOCABLY WAIVES TO THE EXTENT PERMITTED BY APPLICABLE LAW ANY AND ALL RIGHT TO A TRIAL BY JURY IN ANY ACTION, PROCEEDING OR COUNTERCLAIM ARISING OUT OF OR RELATING TO THIS AGREEMENT AND THE TRANSACTIONS CONTEMPLATED HEREIN. EACH PARTY (A) MAKES THIS WAIVER VOLUNTARILY AND (B) ACKNOWLEDGES THAT SUCH PARTY HAS BEEN INDUCED TO ENTER INTO THIS AGREEMENT BY, AMONG OTHER THINGS, THE MUTUAL WAIVERS CONTAINED IN THIS SECTION 8.6.

Section 8.7 Notices. Any notice required to be given hereunder shall be sufficient if in writing, and sent by reliable overnight delivery service (with proof of service), hand delivery, facsimile or electronic mail (having received electronic delivery thereof and followed by overnight courier) addressed as follows:

To Parent or Merger Sub:

Lexmark International, Inc.

740 West New Circle Road

Lexington, Kentucky 40550

Attention: Robert Patton, Esq.

Email: rpatton@lexmark.com

with a copy to:

Dinsmore & Shohl LLP

255 East Fifth Street, Suite 1900

Cincinnati, Ohio 45202

Attention: Susan B. Zaunbrecher, Esq.

Email: susan.zaunbrecher@dinsmore.com

To the Company:

Kofax Limited

15211 Laguna Canyon Road

Irvine, California 92618

Facsimile: (949)754-0024

Attention: Bradford Weller, Executive VP Legal Affairs, General Counsel & Secretary

Email: bradford.weller@kofax.com

with copies (which shall not constitute notice) to:

Dechert LLP

1095 Avenue of the Americas

New York, New York 10036

Facsimile: (212) 698-3500

Attention:	David S. Rosenthal, Esq.
Richard A. Goldberg, Esq.
Email:	david.rosenthal@dechert.com
richard.goldberg@dechert.com

or to such other address as the party to receive such notice as provided above shall specify by written notice so given, and such notice shall be deemed to have been delivered to the receiving party as of the date so delivered or received. Any party to this Agreement may notify any other party of any changes to the address or any of the other details specified in this paragraph; provided that such notification shall only be effective on the date specified in such notice or two (2) Business Days after the notice is given, whichever is later. Rejection or other refusal to accept or the inability to deliver because of changed address of which no notice was given shall be deemed to be receipt of the notice as of the date of such rejection, refusal or inability to deliver.

Section 8.8 Assignment; Binding Effect. Neither this Agreement nor any of the rights, interests or obligations hereunder shall be assigned by any of the parties hereto (whether by operation of law or otherwise) without the prior written consent of the other parties. Subject to the preceding sentence, this Agreement shall be binding upon and shall inure to the benefit of the parties hereto and their respective successors and assigns. Any purported assignment not permitted under this Section 8.8 shall be null and void.

Section 8.9 Severability. If any term or other provision of this Agreement is invalid, illegal or incapable of being enforced under any present or future Law, or public policy, (a) such term or other provision shall be fully separable, (b) this Agreement shall be construed and enforced as if such invalid, illegal or unenforceable provision had never comprised a part hereof, (c) all other conditions and provisions of this Agreement shall remain in full force and effect and shall not be affected by the illegal, invalid or unenforceable term or other provision or by its severance herefrom so long as the economic or legal substance of the Merger is not affected in any manner materially adverse to any party. Upon such determination that any term or other provision is invalid, illegal or incapable of being enforced, the parties hereto shall negotiate in good faith to modify this Agreement so as to effect the original intent of the parties as closely as possible in a mutually acceptable manner in order that the Merger be consummated as originally contemplated to the fullest extent possible.

Section 8.10 Entire Agreement; Third-Party Beneficiaries. This Agreement and the exhibits and schedules hereto (including the Company Disclosure Letter) and the Confidentiality Agreement constitute the entire agreement, and supersede all other prior agreements and understandings, both written and oral, between the parties, or any of them, with respect to the subject matter hereof and thereof. Except as provided below and Section 5.5 (which shall be for the benefit of the Company Employees) and Section 5.10 (which shall be for the benefit of the Indemnified Parties), this Agreement is not intended to and shall not confer any rights or remedies upon any person other than the parties hereto and their respective successors and permitted assigns, except (i) the right of the Company on behalf of its shareholders to pursue damages (including claims for damages based on loss of the economic benefits of the transaction to the Company’s shareholders) or other relief in the event of Parent’s or Merger Sub’s Willful and Material Breach of this Agreement and (ii) for in the event the Effective Time shall have occurred, the rights of the Company’s shareholders to receive the Merger Consideration and holders of the Company Options and Company LTIP Awards to receive the substitutions of awards pursuant to Section 2.3, at the Effective Time and the other actions (including payments) contemplated by Section 2.3, which rights are hereby expressly acknowledged and agreed by Parent and Merger Sub. The third-party beneficiary rights referenced in clause (i) above may be exercised only by the Company (on behalf of its shareholders and holders of Company Options and Company LTIP Awards as their agent) through actions expressly approved by the Company Board at the sole and absolute discretion of the Company Board, and no shareholders of the Company or holders of Company Options or Company LTIP Awards whether purporting to act in its capacity as a shareholder, optionholder or Company LTIP Award holder or purporting to assert any right (derivatively or otherwise) on behalf of the Company, shall have any right or ability to exercise or cause the exercise of any such right, it being understood and agreed that any and all interests in such claims will attach to such Company Common Shares and subsequently trade and transfer therewith. The representations and warranties in this Agreement are the product of negotiations among the parties hereto and are for the sole benefit of the parties hereto. Any inaccuracies in such representations and warranties are subject to waiver by the parties hereto in accordance with Section 8.11 without notice or liability to any other person. The representations and warranties in this Agreement may represent an allocation among the parties hereto of risks associated with particular matters regardless of the knowledge of any of the parties hereto. Accordingly, persons other than the parties hereto may not rely upon the representations and warranties in this Agreement as characterizations of actual facts or circumstances as of the date of this Agreement or as of any other date.

Section 8.11 Amendments; Waivers. This Agreement may be amended by the parties to this Agreement at any time prior to the Effective Time, whether before or after obtaining the Requisite Company Vote, so long as (a) no amendment that requires further shareholder approval under applicable Laws after the Requisite Company Vote shall be made without such required further shareholder approval and (b) such amendment has been duly approved by the board of directors of each of Parent, Merger Sub and the Company. This Agreement may not be amended except by an instrument in writing signed by each of the parties to this Agreement. At any time prior to the Effective Time, Parent and Merger Sub, on the one hand, and the Company, on the other hand, may (a) extend the time for the performance of any of the obligations of the other party, (b) waive any inaccuracies in the representations and warranties of the other party contained in this Agreement or in any document delivered under this Agreement, or (c) subject to applicable Laws, waive compliance with any of the covenants or conditions contained in this Agreement. Any agreement on the part of a party to any extension or waiver shall be valid only if set forth in an instrument in writing signed by such party. The failure of any party to assert any of its rights under this Agreement or otherwise shall not constitute a waiver of such rights. In order to be effective, (a) any termination or amendment of this Agreement shall require the prior approval of that action by the board of directors of each party seeking to terminate or amend this Agreement and (b) any extension or waiver of any obligation under this Agreement or condition to the consummation of this Agreement shall require the prior approval of a duly authorized officer or the board of directors of the party or parties entitled to extend or waive that obligation or condition.

Section 8.12 Headings. Headings of the Articles and Sections of this Agreement are for convenience of the parties only and shall be given no substantive or interpretive effect whatsoever. The table of contents to this Agreement is for reference purposes only and shall not affect in any way the meaning or interpretation of this Agreement.

Section 8.13 Interpretation. When a reference is made in this Agreement to an Article or Section, such reference shall be to an Article or Section of this Agreement unless otherwise indicated. Whenever the words “include,” “includes” or “including” are used in this Agreement, they shall be deemed to be followed by the words “without limitation.” The words “hereof,” “herein” and “hereunder” and words of similar import when used in this Agreement shall refer to this Agreement as a whole and not to any particular provision of this Agreement. All terms defined in this Agreement shall have the defined meanings when used in any certificate or other document made or delivered pursuant thereto unless otherwise defined therein. The definitions contained in this Agreement are applicable to the singular as well as the plural forms of such terms and to the masculine as well as to the feminine and neuter genders of such terms. Any agreement, instrument or statute defined or referred to herein or in any agreement or instrument that is referred to herein means such agreement, instrument or statute as from time to time amended, modified or supplemented, including (in the case of agreements or instruments) by waiver or consent and (in the case of statutes) by succession of comparable successor statutes and references to all attachments thereto and instruments incorporated therein. Each of the parties has participated in the drafting and negotiation of this Agreement. If an ambiguity or question of intent or interpretation arises, this Agreement must be construed as if it is drafted by all the parties, and no presumption or burden of proof shall arise favoring or disfavoring any party by virtue of authorship of any of the provisions of this Agreement.

Section 8.14 Obligations of Merger Sub. Whenever this Agreement requires a Merger Sub to take any action, such requirement shall be deemed to include an undertaking on the part of Parent to cause such Merger Sub to take such action.

Section 8.15 Definitions. References in this Agreement to specific laws or to specific provisions of laws shall include all rules and regulations promulgated thereunder. For purposes of this Agreement, the following terms (as capitalized below) will have the following meanings when used herein:

“Acceptable Confidentiality Agreement” has the meaning set forth in Section 5.4(a).

“Acquisition Proposal” has the meaning set forth in Section 5.4(e).

“Action” has the meaning set forth in Section 5.10(b).

“Affiliates” means, with respect to any Person, any other Person that, directly or indirectly, controls, or is controlled by, or is under common control with, such Person. As used in this definition, “control” (including, with its correlative meanings, “controlled by” and “under common control with”) shall mean the possession, directly or indirectly, of the power to direct or cause the direction of management or policies of a Person, whether through the ownership of securities or partnership or other ownership interests, by contract or otherwise.

“Agreement” has the meaning set forth in the Preamble.

“Alternative Acquisition Agreement” has the meaning set forth in Section 5.4(a).

“Anti-Corruption Laws” has the meaning set forth in Section 3.24(a).

“Appraised Fair Value” has the meaning set forth in Section 2.1(e).

“Appraisal Withdrawal” has the meaning set forth in Section 2.1(e).

“Award Exchange Ratio” has the meaning set forth in Section 2.3(a).

“Book-Entry Shares” has the meaning set forth in Section 2.1(a).

“Business Day” means any day other than a Saturday, Sunday or a day on which the banks in New York, New York are authorized or required by Law or executive order to be closed.

“Certificate of Merger” has the meaning set forth in Section 1.1.

“Certificates” has the meaning set forth in Section 2.1(a).

“Change of Recommendation” has the meaning set forth in Section 5.4(c).

“Charter” has the meaning set forth in Section 1.8.

“Chosen Court” has the meaning set forth in Section 8.4.

“Closing” has the meaning set forth in Section 1.2.

“Closing Date” has the meaning set forth in Section 1.2

“Code” has the meaning set forth in Section 2.2(b)(ii).

“Company” has the meaning set forth in the Preamble.

“Companies Act” has the meaning set forth in the Recitals.

“Company Approvals” has the meaning set forth in Section 3.4(a).

“Company Benefit Plans” has the meaning set forth in Section 3.11(a).

“Company Board” has the meaning set forth in the Section 3.3.

“Company Circular” has the meaning set forth in Section 3.13.

“Company Common Shares” has the meaning set forth in the Section 2.1(a).

“Company Disclosure Letter” has the meaning set forth in Article III.

“Company Employees” has the meaning set forth in Section 5.5(a).

“Company Intellectual Property” shall mean the Intellectual Property owned by the Company and used in the conduct of the business.

“Company LTIP Award” means an LTIP or Restricted Stock Unit granted under a Company Stock Plan that is outstanding and unsettled as of immediately prior to the Effective Time.

“Company Material Adverse Effect” means any fact, circumstance, change, event, occurrence or effect that (A) has a material adverse effect on the financial condition, business properties, assets, liabilities or results of operations of the Company and its Subsidiaries taken as a whole, or (B) would, individually or in the aggregate, materially impair, prevent or delay the ability of the Company to perform its obligations under this Agreement beyond the Termination Date; provided that none of the following, and no fact, circumstance, change, event, occurrence or effect arising out of or relating to the following, shall constitute a “Company Material Adverse Effect” or be taken into account in determining whether a “Company Material Adverse Effect” has occurred or may, would or could occur: (a) any facts, circumstances, changes, events, occurrences or effects generally affecting (i) any of the industries in which the Company and its Subsidiaries operate or (ii) the economy, credit or financial or capital markets in the United States or elsewhere in the world, including changes in interest or exchange rates, except in the case of (i) or (ii), to the extent that such changes affect the Company and its Subsidiaries, taken as a whole, in a manner disproportionate to the effect of companies in its industry generally or the economy, credit or financial or capital markets in the United States or elsewhere in the world, including changes in interest or exchange rates, as applicable, or (b) any facts, circumstances, changes, events, occurrences or effects, arising out of, resulting from or attributable to (i) changes or prospective changes in Law, applicable regulations of any Governmental Entity, generally accepted accounting principles or accounting standards, or any changes or prospective changes in, or issuance of any administrative or judicial notice, decision or other guidance with respect to, the interpretation or enforcement of any of the foregoing, (ii) the negotiation, execution, announcement, pendency or performance of this Agreement or the consummation of the Merger or the other transactions contemplated by this Agreement, including the impact thereof on relationships, contractual or otherwise, with customers, suppliers, distributors, partners, employees or regulators, or any litigation relating to this Agreement, the Merger or the other transactions contemplated by this Agreement or compliance by the Company with the terms of this Agreement, (iii) acts of war (whether or not declared), sabotage or terrorism, or any escalation or worsening of any such acts of war (whether or not declared), sabotage or terrorism, (iv) pandemics, earthquakes, hurricanes, tornados, drought or other natural disasters, (v) any action taken by the Company or its Subsidiaries that is required or permitted by this Agreement or taken at Parent’s written request, or the failure to take any action by the Company or its Subsidiaries if that action is prohibited by this Agreement and Parent has refused, after a request from the Company, to consent or provide a waiver in a timely manner or at all permitting such action to be taken, (vi) any change to the extent directly resulting or arising from the identity of Parent, Merger Sub or their respective Affiliates, (vii) any decline in the market price, or change in trading volume, of any capital stock of the Company or (viii) any failure to meet any internal or public projections, forecasts or estimates of revenue, earnings, cash flow or cash position.

“Company Material Contracts” has the meaning set forth in Section 3.18(a).

“Company Option” means an option to purchase Company Common Shares.

“Company Permits” has the meaning set forth in Section 3.9(b).

“Company Products” means, collectively, all products and service offerings, including all Software contained therein, of the Company or any of its Subsidiaries, including the Material Company Products and all products that are currently being sold, licensed or distributed or are currently being supported by the Company or any of its Subsidiaries.

“Company Recommendation” shall mean the recommendation of the Company Board that the shareholders of the Company approve and adopt this Agreement, the Statutory Merger Agreement and the Merger.

“Company SEC Documents” has the meaning set forth in Section 3.5(a).

“Company Shareholders Meeting” has the meaning set forth in Section 3.13.

“Company Source Code” has the meaning set forth in Section 3.16(g).

“Company Specified Person” has the meaning set forth in Section 7.3(c).

“Company Stock Plans” means the Kofax Limited 2015 Equity Incentive Plan, the Kofax Limited 2014 Employee Stock Purchase Plan, the Kofax plc 2012 Equity Incentive Plan, the Kofax plc 2007 Long-Term Incentive Plan and the Kofax plc 2000 Share Option Plan.

“Company Termination Fee” means $35,000,000.

“Confidentiality Agreement” has the meaning set forth in Section 5.3(b).

“Contract” shall mean any contract, agreement, deed, lease or similar instrument, and any legally binding obligation, commitment, arrangement or understanding, whether written or oral.

“Converted LTIP Award” has the meaning set forth in Section 2.3(b).

“Converted Option” has the meaning set forth in Section 2.3(a).

“Divestiture Action” has the meaning set forth in Section 5.6(c).

“Dissenting Holder” shall mean a holder of Company Common Shares who did not vote in favor of the Merger and who complies with all of the provisions of the Companies Act concerning the right of holders of Company Common Shares to require appraisal of their Company Common Shares pursuant to Bermuda Law.

“Dissenting Shares” shall mean Company Common Shares held by a Dissenting Holder.

“Effective Time” has the meaning set forth in Section 1.1.

“Environmental Law” has the meaning set forth in Section 3.10(b).

“ERISA” has the meaning set forth in Section 3.11(a).

“ESPP” means the Kofax Limited 2014 Employee Stock Purchase Plan.

“Exchange Act” means the Securities Exchange Act of 1934, as amended, and the rules and regulations promulgated thereunder.

“Exchange Fund” has the meaning set forth in Section 2.2(a).

“Excluded Shares” has the meaning set forth in Section 2.1(b).

“Expenses” shall mean all out-of-pocket expenses (including all fees and expenses of counsel, accountants, investment bankers, experts and consultants to a party hereto and its affiliates) incurred by a party or on its behalf in connection with or related to the evaluation, authorization, preparation, negotiation, execution and performance of this Agreement, the preparation, printing, filing and mailing of the Company Circular and all SEC and other regulatory filing fees incurred in connection with the Merger, the solicitation of shareholder approvals, the filing of any required notices under the HSR Act or other antitrust Laws, any filing with, and obtaining of any necessary action or non-action, consent or approval from any Governmental Entity pursuant to any antitrust Laws, engaging the services of the Paying Agent, obtaining third party consents, any other filings with the SEC and all other matters related to the closing of the Merger and the other Transactions.

“GAAP” means United States generally accepted accounting principles.

“Governmental Consents” has the meaning set forth in Section 5.6(a).

“Governmental Entity” means any federal, state, local, municipal or foreign government, any court, tribunal, administrative agency or commission or other governmental or quasi-governmental or other regulatory authority or agency, whether federal, state, local, municipal, foreign or supranational, or any arbitral body or NASDAQ.

“Hazardous Substance” has the meaning set forth in Section 3.10(c).

“HSR Act” has the meaning set forth in Section 3.4(a).

“IFRS” means International Financial Reporting Standards as issued by the International Accounting Standers Board.

“Indebtedness” shall mean, with respect to any person, all obligations (including all obligations in respect of principal, accrued interest, penalties, fees and premiums) of such person: (a) for borrowed money (including obligations in respect of drawings under overdraft facilities), (b) evidenced by notes, bonds, debentures or similar Contracts or agreements, (c) for the deferred purchase price of property, goods or services (other than trade payables or accruals incurred in the ordinary course of business consistent with past practice), (d) under capital leases (in accordance with GAAP), (e) in respect of outstanding letters of credit and bankers’ acceptances or (f) for Contracts or agreements relating to interest rate or currency rate protection, swap agreements, collar agreements and similar hedging agreements.

“Indemnified Party” has the meaning set forth in Section 5.10(b).

“Initial Year of Participation” has the meaning set forth in Section 5.5(b).

“Intellectual Property” shall mean any and all intellectual and industrial property rights and other similar proprietary rights, in any jurisdiction throughout the world, whether registered or unregistered, in all patents, trademarks, trade names, service marks, domain names, copyrights, trade secrets, know-how, and Software.

“Intervening Event” has the meaning set forth in Section 5.4(c).

“IT Assets” means computers, Software, firmware, middleware, servers, workstations, routers, hubs, switches, data communications lines and all other information technology equipment, and all associated documentation.

“Knowledge” means (a) with respect to Parent, the actual knowledge of any of the officers or directors of Parent or Merger Sub and (b) with respect to the Company, the actual knowledge of the individuals listed on Section 8.15(b) of the Company Disclosure Letter.

“Lazard” has the meaning set forth in Section 3.19.

“Law” or “Laws” means all applicable laws, statutes, constitutions, rules, regulations, judgments, rulings, orders and decrees of any Governmental Entity.

“Lien” means any mortgage, pledge, title defects, claims, charges, security interest, encumbrance or liens of any kind or nature.

“Losses” has the meaning set forth in Section 5.10(b).

“Malicious Code” means any “back door,” “drop dead device,” “time bomb,” “Trojan horse,” “virus,” “worm,” “spyware” (as such terms are commonly understood in the software industry) or any other code designed to have any of the following functions: (a) disrupting, disabling or harming the operation of, or providing unauthorized access to, a computer system or network or other device on which such code is stored or installed or (b) compromising the privacy or data security of a user or damaging or destroying any data or file, in each case, without authorization and without the applicable user’s consent.

“Merger” has the meaning set forth in the Recitals.

“Merger Application” has the meaning set forth in Section 1.1.

“Merger Consideration” has the meaning set forth in Section 2.1(a).

“Merger Sub” has the meaning set forth in the Preamble.

“Multiemployer Plan” has the meaning set forth in Section 3.11(a).

“NASDAQ” means NASDAQ Global Select Market.

“New Plans” has the meaning set forth in Section 5.5(b).

“Obligations” has the meaning set forth in Section 5.13.

“Old Plans” has the meaning set forth in Section 5.5(b).

“Open Source Materials” refers to any Software that is distributed as “free software,” “open source software” or under similar licensing or distribution terms (including the GNU General Public License (“GPL”), GNU Lesser General Public License (“LGPL”), Mozilla Public License (“MPL”), BSD licenses, the Artistic License, the Netscape Public License, the Sun Community Source License (“SCSL”), the Sun Industry Standards License (“SISL”), the Apache License, and any license identified as an open source license by the Open Source Initiative (www.opensource.org)).

“Order” means any order, judgment, injunction, award, decree or writ handed down, adopted or imposed by any Governmental Entity.

“Parent” has the meaning set forth in the Preamble.

“Parent Approvals” has the meaning set forth in Section 4.3(a).

“Parent Business” means the business of providing ECM, BPM, DOM, intelligent data capture, search software and medical imaging VNA software products and solutions, conducted by Parent or its Affiliates.

“Parent Disclosure Letter” has the meaning set forth in Article IV.

“Parent Representatives” has the meaning set forth in Section 5.3(a).

“Parent Welfare Plans” has the meaning set forth in Section 5.5(b).

“Paying Agent” has the meaning set forth in Section 2.2(a).

“Permitted Lien” means (a) Lien for Taxes or governmental assessments, charges or claims of payment not yet due and delinquent, the amount or validity of which are being contested in good faith or for which adequate accruals or reserves have been established, (b) carriers’, warehousemen’s, mechanics’, materialmen’s, repairmen’s or other similar liens arising in the ordinary course of business which are being contested in good faith or for which adequate accruals or reserves have been established, (c) zoning, entitlements, building codes or other land use or environmental regulations, ordinances or legal requirements imposed by any Governmental Entity, (d) any state of facts which an accurate survey or inspection of the real property owned or leased by the Company and its Subsidiaries would disclose and which, individually or in the aggregate, would not constitute a Company Material Adverse Effect, (e) title exceptions disclosed by any title insurance commitment or title insurance policy for any real property owned or leased by the Company and its Subsidiaries issued by a title company and delivered or otherwise made available to Parent, (f) statutory Liens in favor of lessors arising in connection with any property leased to the Company and its Subsidiaries, (g) any defects, irregularities or imperfections of title, encroachments, easements, servitudes, permits, rights of way, flowage rights, restrictions, leases, licenses, covenants, sidetrack agreements and oil, gas, mineral and any mining reservations, rights, licenses and leases, which, in each case, would not constitute a Company Material Adverse Effect, (h) Liens that are disclosed on the most recent consolidated balance sheet of the Company or notes thereto (or securing liabilities reflected on such balance sheet), (i) any non-exclusive licenses to Company Intellectual Property, or (j) Liens that, individually or in the aggregate, would not be reasonably expected to materially detract from the value of any of the property, rights, or assets of the business of the Company or any of its Subsidiaries or materially interfere with the use thereof as currently used by the Company or any of its Subsidiaries.

“Person” means an individual, a corporation, a partnership, a limited liability company, an association, a trust or any other entity, group (as such term is used in Section 13(d)(3) of the Exchange Act) or organization, including, without limitation, a Governmental Entity, and any permitted successors and assigns of such Person.

“Public Parent” has the meaning set forth in the Preamble.

“Public Parent Common Stock” has the meaning set forth in Section 2.3(a).

“Registrar” has the meaning set forth in Section 1.1.

“Regulatory Law” has the meaning set forth in Section 5.6(f).

“Representatives” has the meaning set forth in Section 5.4(a).

“Requisite Company Vote” shall mean the affirmative vote of a majority of not less than three-fourths in nominal value of shares as (being entitled to do so) vote in person or by proxy at a duly convened meeting of the shareholders of the Company (of which notice specifying the intention to propose the resolution as a special resolution has been duly given) at which a quorum comprising at least two persons present or by proxy, as the case may be, holding at least one-third of the issued and outstanding Common Shares and that any holder of shares present in person or by proxy may demand a poll to approve and adopt this Agreement, the Statutory Merger Agreement and the Merger in accordance with section 106 (4A) of the Companies Act.

“SEC” means the Securities and Exchange Commission.

“Securities Act” means the Securities Act of 1933, as amended, and the rules and regulations promulgated thereunder.

“Software” means computer programs in object code and source code formats.

“Statutory Merger Agreement” has the meaning set forth in the Recitals.

“Subsidiaries” means, with respect to any Person, any corporation, limited liability company, partnership, association, trust or other form of legal entity of which (i) more than 50% of the outstanding voting securities are directly or indirectly owned by such Person, or (ii) such Person or any Subsidiary of such Person is a general partner (excluding partnerships in which such Person or any Subsidiary of such Person does not have a majority of the voting interests in such partnership).

“Superior Proposal” has the meaning set forth in Section 5.4(f).

“Surviving Company” has the meaning set forth in Section 1.3.

“Takeover Statutes” has the meaning set forth in Section 3.22.

“Tax Return” has the meaning set forth in Section 3.14(b).

“Taxes” has the meaning set forth in Section 3.14(b).

“Termination Date” has the meaning set forth in Section 7.2(a).

“Transactions” means the transactions contemplated by this Agreement and the Statutory Merger Agreement, including the Merger.

“UK Securities Laws” means all Laws applicable to the issuance and trading of securities in the United Kingdom.

“Voting Agreement” has the meaning set forth in the Recitals.

“Willful and Material Breach” means a material breach that is a consequence of any action undertaken by the breaching party with the actual knowledge at the time it took such action that the taking of such action would, or would reasonably be expected to, cause a breach of this Agreement.

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IN WITNESS WHEREOF, the parties hereto have caused this Agreement to be duly executed and delivered as of the date first above written.

KOFAX LIMITED

By:	/s/ Reynolds Bish
	Name:	Reynolds Bish
	Title:	Director and Chief Executive Officer

LEXMARK INTERNATIONAL TECHNOLOGIES, S.A.

By:	/s/ David Reeder
	Name:	David Reeder
	Title:	Authorized Signatory

ARIEL INVESTMENT COMPANY, LTD.

By:	/s/ Robert J. Patton
	Name:	Robert J. Patton
	Title:	Director

LEXMARK INTERNATIONAL, INC.

By:	/s/ Paul A. Rooke
	Name:	Paul A. Rooke
	Title:	Chairman & CEO

[Signature Page to the Agreement and Plan of Merger]